Product Design and License Agreement
Privileged and Confidential

Agreement for Product Design & Development and Licensing of Wind Turbine Technology

of T93x (T8x)

entered into this day, December 30th, 2009

by and between

A-Power Energy Generation Systems Ltd.
(the "Licensee")

and

W2E Technologies GmbH
(the "Licensor")

Product Design and License Agreement
Privileged and Confidential

Table of Contents

Product Design and License Agreement
Privileged and Confidential

	7.3	Procedure in Case of Third Party Claims	28

	7.4	Limits of Liability	28

8.0	Selection and Development of Suppliers		29

	8.1	Component Suppliers	29

9.0	Damages and Incentives		30

	9.1	Licensor Incentives	30

10.0	Force Majeure		30

	10.1	Definition of Force Majeure	30

11.0	Default		33

	11.1	Licensor Event of Default	33

	11.2	Licensee Event of Default	34

12.0	Term and Termination		35

	12.1	Effectiveness	35

	12.2	Termination	36

	12.3	Consequences of Termination	36

13.0	Confidentiality		37

	13.1	Definition	37

	13.2	Return of Confidential Information	38

	13.3	Survival	39

	13.4	Representation Re: Licensed Know-How	39

14.0	Assignment and Sub-licensing		39

	14.1	Non-Assignment	39

	14.2	Joint Ventures of the Licensee	39

	14.3	Obligations of Licensee's Successors and Assignees	40

15.0	Dispute Resolution		40

	15.1	Amicable Settlement	40

	15.2	Arbitration	41

16.0	Miscellaneous		41

	16.1	Governing Law and Jurisdiction	41

	16.2	Amendments	42

	16.3	Agreement to Override Other Agreements; Conflicts	42

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16.4	No Waiver; Remedies	42

16.5	Severance of Terms	42

16.6	Language	42

16.7	Counterparts	43

16.8	Survival	43

16.9	Costs and Expenses	43

16.10	No Agency	43

16.11	Progress reviews	43

16.12	Notices	44

16.13	Third Party Benefit	45

Product Design and License Agreement
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Annex 0:	Documents of the Companies (i.e. excerpt from the commercial register, Certificate of Incorporation, Memorandum of Association, Articles of Association, Evidence of Equity etc.)

Annex 1:	T93x2.0 MW (T8x) description and Performance Deatils

Annex 2:	Technology Transfer Documents

Annex 3:	Document Delivery Schedule

Annex 4:	-/ (left be blanked)

Annex 5:	-/ (left be blanked)

Annex 6:	-/ (left be blanked)

Annex 7:	Cost for any technical training and support

Annex 8:	Supplier list

Annex 9:	Extract of the demands on Quality Management in Guideline of GL

Annex 10:	Key Project Milestones and Responsibility Allocation

Annex 11:	List of Patents used for Design and Development of W93x/ T 93x

Annex 12:	Scope of Services for Third Party

Annex 13:	Specimen Invoice

Annex 14:	List of "Additional Licensed Know-How"

Annex a:	Agreement for Product Design & Development and Licensing of Wind Turbine Technology of W93x (W8x)

Product Design and License Agreement
Privileged and Confidential

This agreement for the product design, development and licensing of wind turbine technology (the "Agreement") is made and entered into this 30th of December 2009, by and between:

(1)
A-Power Energy Generation Systems Ltd., a company incorporated and existing under the laws of the British Virgin Islands (referred to as the "Licensee" or "A-Power"), with its principal office at 2001B, 20F, Tower 3, China Central Place, Jianguo Road, Chaoyang District, Beijing, P.R. China 100025, which definitions shall include its respective successors and permitted assigns of the First Part; and

(2)
W2E Technologies GmbH, a company incorporated under the existing laws of Germany, with its principal office at Strandstr. 96, 18055 Rostock, Germany, as well (referred to as the "W2e" or "Licensor") which expression shall include its successors and permitted assigns), of the Other Part;

The Licensee and Licensor shall hereinafter be referred to collectively as the "Parties" and individually as a "Party".

Whereas:

(A)
A-Power is a company incorporated in the British Virgin Islands with interests in power, renewable energy, construction, real estate, and infrastructure, and has decided to enter into wind turbine manufacturing and marketing in various parts of the world through the Licensee, and seeks to acquire know-how in this regard through appropriate licensing arrangements;

(B)
W2e has wide experience in the design, testing and development of wind turbines and the components thereof, and therefore is in possession of extensive know-how and technical information concerning the designing and manufacturing of such products;

(C)
The Parties intend to work together closely for the design, development, prototyping, testing and commissioning of the specified range of wind turbine technology, and undertake activities associated thereto.  The Licensee is desirous of obtaining the right and licence to certain wind turbine technology and intends to manufacture and sell wind turbines developed by the Licensor strictly on the terms and conditions set forth in this Agreement;

(D)
Now, in consideration of mutual covenants and premises herein set forth and for other good and valuable considerations, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows;

Product Design and License Agreement
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Article 1

Definitions and Interpretations

1.1	Key Definitions

For the purposes of this Agreement, in addition to the terms defined in the introduction to this Agreement, whenever used in this Agreement, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

1.1.1
"Affiliate" with respect to any Party means any person which, directly or indirectly, (a) Controls such Party, (b) is Controlled by such Party, or (c) is Controlled by the same person, who, directly or indirectly, Controls such Party; "Controlling", "Controlled by" or "Control" with respect to any person, shall mean: (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by agreement or otherwise or the power to elect more than one-half of the directors, partners or other individuals exercising similar authority with respect to such Person, or (b) the possession, directly or indirectly, of a voting interest of more than 20% and a contractual shareholder or director veto right in management matters;

1.1.2
"Associate" with respect to any Party, shall mean and include a person, not being a competitor of either of the Parties, identified by the Licensor or the Licensee, as the case may be, and acceptable as such to both of them, who or which will undertake or discharge certain rights and obligations under this Agreement;

1.1.3	"Business Day" means any day other than a Saturday or a Sunday that the banks are open for business in Germany, as applicable;

1.1.4	"Certification Authority" shall mean Germanischer Lloyd, or such other certifying agency as the Parties may mutually agree upon from time to time;

1.1.5
"Commercial Production" shall mean the production, on a commercially viable basis, of the Licensed Products, subsequent to the successful completion of the Type A Certification in relation to the aforesaid Licensed Products;

1.1.6	"Confidential Information" shall have the meaning ascribed to the term in Section 13.1 hereof;

1.1.7	"Development Obligations" shall have the meaning ascribed to the term in Section 2.1 hereto;

1.1.8	"Disclosing Party" shall have the meaning ascribed to the term in Section 13.1 hereof;

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1.1.9	"Dispute" shall have the meaning ascribed to the term in Sub-section 15.1.1 hereof;

1.1.10	"Erection" or "erected" or "erects" means the nacelle is mounted to the (permanent) erected toward and the hub – rotor blade assembly is mounted to the nacelle.

1.1.11	"Force Majeure" shall have the meaning ascribed to the term in Article 10 hereof;

1.1.12
"Good Industry Practice" means the practices, methods, techniques, designs, standards, skills, diligence, efficiency, reliability and prudence which are generally and reasonably expected from a reasonably skilled, prudent and experienced person engaged in the same type of undertaking as envisaged under this Agreement and which would be expected to result in the performance of its obligations by the Licensor or the Licensee, as the case may be, in accordance with this Agreement, Law and all applicable permits in a reliable, safe, economical and efficient manner.

1.1.13	"Indemnifier" shall have the meaning ascribed to the term in Sub-section 7.3.1 hereof;

1.1.14
"Intellectual Property" means any intellectual property rights including but not limited to patents (including patent applications, divisions, continuations, continuation-in-part applications, divisionals, extensions, substitutions, renewals, confirmations, supplementary protection certificates and reissues), utility models, design models, trademarks, designs, copyrights and know how (including specifications, technical data and other information relating but not limited to inventions, discoveries, developments, design, manufacture, production, quality control data and other proprietary ideas, whether or not protectable under patent, trademark, copyright or other legal principles);

1.1.15
"Laboratory Acceptance Review" shall mean the nacelle has been assembled at the plant and has been tested by the Licensor to confirm that the operational control is communicating with the sensors and transducers in the nacelle system and the nacelle has been approved by the Licensor for delivery to the Site in accordance with the Licensor's protocols set out in its commissioning manual;

1.1.16
"Law" means all laws, bye-laws, statutes, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments, decrees or other requirements or official directive of any Governmental Authority or person acting under the authority of any Governmental Authority and/or of any statutory authority having jurisdiction over the Licensor, the Licensee or any of the Licensed Products, Licensed Know-How or Licensed Intellectual Property;

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1.1.17	"License" shall have the meaning ascribed to the term in Sub-section 2.2.1 hereof;

1.1.18
"License Fee" shall mean the fee payable by the Licensee to the Licensor in accordance with Section 3.1 of this Agreement in consideration for the License of the Licensed Products and Licensed Know-How in accordance with Section 1.1;

1.1.19	"License Notice" shall have the meaning ascribed to the term in Article 2.3.3 hereof;

1.1.20
"Licensed Know-How" shall mean all technical documents required for manufacturing, selling, erecting, commissioning, operating and maintaining and monitoring the Licensed Products.  However, it shall not include any concept notes, working papers and other documentation that are considered core know-how by the Licensor;

1.1.21
"Licensed Products" shall mean the individual wind turbine units designed in accordance with the T8x specifications.  For clarity, Licensed Products does not include the combining of such units into wind power plants or tasks related to the wind power plants;

1.1.22	"Licensee Event of Default" shall have the meaning ascribed to the term in Section 11.2 hereof;

1.1.23	"Licensor Event of Default" shall have the meaning ascribed to the term in Section 11.1 hereof;

1.1.24	"Long Lead Critical Items" shall mean the following items: main gearbox; pitch bearings, rotor bearing, yaw bearing and rotor blades;

1.1.25	"Major Items" shall mean the following items: the generator, inverter, rotor, shaft, machine frame, rotor hub, control cabinets for operational control, yaw and pitch gears and pitch system;

1.1.26	"Manufacturing Facility" shall mean the first facility constructed for assembly of Licensed Products;

1.1.27
"Measurement Campaign" shall mean the testing, by an accredited company and under supervision of the Licensor, of the Prototype or the T8x, for the power curve, the noise emission, the electrical properties, and the basic behavior and measurement of mechanical loads;

1.1.28	"Prototype" shall mean the wind turbine, designed, developed, erected and commissioned, in accordance with the T8x, for the purpose of the Measurement Campaign;

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1.1.29	"Receiving Party" shall have the meaning ascribed to the term in Section 13.1 hereof;

1.1.30	"Request" shall have the meaning ascribed to the term in Sub-section 15.1.1 hereof;

1.1.31
"Site" shall mean the site at which the Prototype shall be erected and commissioned and the Measurement Campaign undertaken.  The Site shall be suitable, according to Wind Industry Standards for the Measurement Campaign including measurement equipment such as meteorological tower(s) and noise testing equipment; and shall be approved, signed off and agreed upon by the appropriate government offices and, if applicable, private entities;

1.1.32	"Technology Transfer Document" shall mean the document describing the various aspects of technology transfer, more particularly described in Annex 2;

1.1.33	"Territory" shall mean the territories of China and USA;

1.1.34	"Term" shall have the meaning ascribed to term in Sub-section 12.1.1 hereof;

1.1.35	"Third Party Contractor" shall mean any entity undertaking any Third Party Work in accordance with this Annex 12 of this Agreement;

1.1.36
"Third Party Work" shall mean the services and work required to be provided to the Licensee in relation to the development, design, testing, erection and commission of the Prototype, the Manufacturing Facility and the Licensed Products, that are to be provided by the entities other than the Licensor, but under the overall supervision and guidance of the Licensor, and as more particularly set out in Annex 12;

1.1.37
"Type A Certification" shall mean receipt of a Type A certificate from the Certification Authority to be obtained for the T8x, as described in Guidelines for the Certification of Wind Turbines by Germanischer Lloyd, as may be amended from time to time;

1.1.38
"Type B Certification" shall mean receipt of a type of a Type B certificate from the Certification Authority to be obtained for the T8x from Certification Authority as described in Guidelines for the Certification of Wind Turbines by Germanischer Lloyd, as may be amended from time to time;

1.1.39
"Type C Certification" shall mean receipt of a Type C certificate from the Certification Authority to be obtained from the  T8x from the Certification Authority as described in Guidelines for the Certification of Wind Turbines by Germanischer Lloyd, as may be amended from time to time;

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1.1.40	"Vendor List" shall have the meaning ascribed to the term in Sub-section 8.1.1 hereof;

1.1.41
"T8x" shall mean the wind turbine design described in Annex 1 (herein referred as well as to as "T 93 FSC 2.0 MW"), meeting the product specifications and performance parameters set forth therein, and as modified by the final design feature list agreed to by the Licensor and Licensee within the time set out in Annex 13; and

1.1.42	"Wind Industry Standard" shall mean the standards and guidelines used for the design of the T8x, as described in Annex 1.

1.2	Interpretation

In the interpretation of this Agreement, the following rules shall apply:

1.2.1
The singular includes the plural and vice versa and any word or expression defined in the singular shall have a corresponding meaning if used in the plural and vice versa.  A reference to any gender includes all genders.

1.2.2
A reference to any document, agreement, deed or other instrument (including, without limitation, references to this Agreement) includes the same as varied, amended, supplemented, restated, novated or replaced, from time to time and shall include all schedules, annexes or other documents incorporated by reference therein.

1.2.3
A reference to any Law, includes any amendment, modification, re-enactment or change in interpretation or applicability of such law and a reference to any statutory body or authority includes a reference to any successor as to such of its functions as are relevant in the context with the statutory body or authority was referred to.

1.2.4	Where a word or phrase has a defined meaning, any other part of speech or grammatical form in respect of the word or phrase has a corresponding meaning.

1.2.5
References to a particular article, section, sub-section, clause, paragraph, schedule or annex shall, except where the context requires otherwise, be a reference to that article, section, sub-section, clause, paragraph, sub-paragraph, schedule or annex in or to this Agreement, as the case may be.

1.2.6
The words 'include' and 'including' are to be construed without limitation.  The terms 'herein', 'hereof', 'hereto', 'hereunder' and words of similar purport refer to this Agreement as a whole.  Where a wider construction is possible, the words 'other' and 'otherwise' shall not be construed ejusdem generis with any foregoing words.

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1.2.7
In this Agreement, headings are for the convenience of reference only and are not intended as complete or accurate descriptions of the content thereof and shall not be used to interpret the provisions of this Agreement.

1.2.8
Any obligations not to do something shall be deemed to include an obligation not to suffer, permit or cause; that thing to be done.  An obligation to do something shall be deemed to include an obligation to cause that thing to be done.

1.2.9	A right conferred by this Agreement to do any act or thing shall be capable of being exercised from time to time.

1.2.10	The rule of interpretation which requires that an agreement be interpreted against the person or Party drafting it shall have no application in the case of this Agreement.

1.2.11
If any provision in this Article 1 is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive provision in the body of this Agreement.

1.3	Effective Date

1.3.1	The Parties agree that the contract is effective from the date of signing by the last Party to sign this Agreement.

1.3.2	The above mentioned date shall be the "Effective Date" for the purpose of this Agreement.

Article 2

Scope of Work

2.1	Development of T8x

2.1.1
In consideration for the License Fee paid in accordance with Section 3.1 hereof, the Licensor (W2E Technologies GmbH) agrees to undertake the design, development, Type C, B and A Certification and Measurement Campaign of the T8x, development of Licensed Know-How and all other activities related thereto and shall provide to Licensee all services in relation to the design, development, Type C, B and A Certification and Measurement Campaign of the T8x in accordance with the terms of this Agreement, including but not limited to Prototype supplier identification/nomination and development, Prototype pre and post commissioning service support, Licensed Product improvements, alterations, customizations or upgrades in accordance with Sub-section 2.4.4 and support for commencement of Commercial Production by the Licensee, including through the providing of assistance required for the Manufacturing Facility, and as are more particularly described in Article 4 and Annex 3 hereto (the "Development Obligations").

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2.1.2
To the avoidance of doubt it should be noticed, that the T8x will be erected earliest in the [***], depending on the progress in the development of such technology.  Therefore the Licensor offer to the Licensee at first the technology of the W8x (in a separate Agreement, see Annex a) and switch in a second step in how own responsibility and discretion (of the Licensor) to the technology of T8x.  Insofar the Licensor grant to Licensee a timely limited technology of the W8x for usage and a timely unlimited technology of the T8x (see 2.2).  Licensor will have the right to determine the time period for granting the License for the W8x under respect of the general grant of the T8x to the Licensee.

2.2	Grant of License

2.2.1
Subject to the terms of this Agreement and in consideration of the payment of the License Fee in accordance with Section 3.1, the Licensor hereby grants to Licensee and Licensee hereby accepts a right and license, without right to sub-license (except as set out in Article 15), to manufacture, operate, service and sell the Licensed Products and a non assignable right to use all Licensed Know-How under the following conditions.  It is clarified that the right and license granted to the Licensee shall include the right to make any improvements, alterations, customizations or upgrades to the Licensed Products or the Licensed Know-How (the "License") in accordance with Sub-section 2.4.4.

2.2.2
The Parties agree that except as set out in Article 15, the License shall be non-assignable and that the Licensee shall not have the right to sublicense the manufacture, operation, servicing or sales of the Licensed Product or any other rights granted to the Licensee under the License without the prior written consent of the Licensor.

2.2.3
The Licensee agrees that it shall use reasonable commercial efforts to exploit the License granted to it under this Agreement.  The Licensee shall reasonably cooperate with the Licensor to verify the efforts made by the Licensee.

2.3	Characteristics of the License (T93x)

2.3.1
Subject to the terms of this Agreement, the Licensee shall have under the License for the T93x the right but not the obligation to operate, service and sell Licensed Products, and enjoy and exercise all other rights under the License worldwide, on a non-exclusive basis, for the Term of this Agreement; the Licensee shall have the non-exclusive worldwide License and therefore the right to manufacture (here on an exclusive basis for the Territories China and USA for a period of five years following the Effective Date (until December 31st 2014), to operate, service and sell (here on a non-exclusive basis) the Licensed Product.  For clarity, such non-exclusivity shall not prevent any other Licensee with operations outside and inside any specified Territory to manufacture, to export and sell Licensed Products into the Territory.

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2.3.2
The Licensor covenants and agrees with the Licensee in general to grant any right or license to the Licensed Products in the Territory, to any person, as expressly required or permitted by the terms of this Agreement.  The Licensor will, subject to the other provisions contained in this Article 2, be free to grant a non-exclusive License to operate, service or sell the Licensed Products in the Territory to any other person.  Provided that the grant of a non-exclusive License by the Licensor to any third party in accordance with the terms of this Agreement, shall not affect the License granted to the Licensee hereunder, and the Licensee shall have a non-exclusive License for the remainder of the Term of this Agreement.

2.4	Development of Additional Licensed Know-How or the T8x Design

2.4.1
The Licensor agrees that for the Term of this Agreement, it shall use reasonable endeavours, in accordance with Good Industry Practice, to design and/or upgrade the T8x design and develop additional know-how in relation to manufacturing, selling, erecting, commissioning, operating and maintaining, and monitoring of the Licensed Products based on technological advancements in order to keep the Licensed Products upgraded in relation to other similar products available in the market ("Additional Licensed Know-How").  The Licensor agrees and undertakes that as and when any Additional Licensed Know-How is developed and approved for external use, the same shall be duly delivered and transmitted to the Licensee, and shall be deemed to be a part of the License granted to the Licensee in accordance with Section 1.1, and the Licensee shall have the right, but not the obligation, to use the Additional Licensed Know-How without the Licensee being required to pay any additional consideration.  However, such Additional Licensed Know-How shall not include extensions to the list of variants set out in Annex 1 and to be finalized by the Parties in the final design feature list, i.e. to suit IEC 1a wind class conditions.  For clarity, Licensor may require additional consideration pursuant to Sub-section 2.4.3, Sub-section 2.4.4 or Article 5.

2.4.2
The Parties further agree that all documents created by the Licensor comprising the Additional Licensed Know-How, shall be appended to this Agreement as Annex 14 and shall comprise an integral part of the Licensed granted through this Agreement.

2.4.3
It is agreed that any and all costs of development of any Additional Licensed Know-How shall be borne by Licensor and that any and all costs of implementation by the Licensee of such development or upgrading of the Licensed Products shall be borne by the Licensee, including the adoption and transfer of the improvements to the Licensed Know-How and any training required therefore.  Any Additional Licensed Know-How developed shall be made available by the Licensor to the Licensee on a time-bound non discriminatory basis, and in all events as soon as it is reasonably practicable for such Additional Licensed Know-How to be made available to the Licensee, but not exceeding 30 days from the date the Additional Licensed Know-How is made available to any external entity.

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2.4.4
For abundant caution, it is clarified that the License includes the right of the Licensee to make any improvements, alterations, customizations or upgrades to the Licensed Products or the Licensed Know-How ("Changes").  Provided however, any Changes made by the Licensee to Licensed Know-How must be verified and accepted by Licensor in writing before such Changes can be applied and used by the Licensee for Commercial Production.  Verification and acceptance of such Changes shall not be unreasonably withheld by Licensor and thereafter shall form part of the Additional Licensed Know-How.  Upon the Licensee or any of its agents or consultants utilising any Changes, details of such Changes shall be made promptly available to the Licensor for its verification.  The Licensor shall complete such verification and acceptance in an expeditious manner and all reasonable costs expended by Licensor for such technical support and verification shall be borne by the Licensee.

Article 3

Consideration

3.1	License Payment

In consideration for the discharge of the Development Obligations and the grant of the License by the Licensor to the Licensee in accordance with Article 2 hereof, and in lieu of the discharge of the obligations of the Licensor as set forth in Article 4 and Annex 3, the Licensee agrees to pay to the Licensor a unlimited License Fee (the "License Fee") in total in the following manner (divided in basic license fees, see 3.1.1 till 3.1.5 costs, see 3.1.6 and royalties, see 3.1.7), and in accordance with the following time schedule:

3.1.1	A sum of ONE MILLION EUROS (€1,000,000) shall be paid by the Licensee to the Licensor on the Effective Date (the "Transfer Fee").

3.1.2
A sum of [***] shall be paid by the Licensee to the Licensor upon the achievement of the following Technology Transfer Documents for the T93x, which are as well provided in Annex 2: drawings and specifications for the long-term delivery components (gear box, rotor bearings, yaw bearings and blade bearings).  Licensor may elect to deliver such documents in document subsets in accordance with the Document Delivery Schedule defined in Annex 3.  In such event, Licensee shall pay the corresponding sub-payments pursuant to Annex 3 in exchange for delivery of each subset.

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3.1.3
A sum of [***] shall be paid by the Licensee to the Licensor upon the achievement of the following Technology Transfer Documents for the T93x, which are as well provided in Annex 2: drawings and specifications for the other delivery components (electrical pitch system, hydraulic system, rotor brake, high speed shaft, yaw drives, yaw brake, cooling system) and main structural parts (rotor hub, rotor shaft, main frame, generator support frame, tower, standard foundation).  Licensor may elect to deliver such documents in document subsets in accordance with the Document Delivery Schedule defined in Annex 3.  In such event, Licensee shall pay the corresponding sub-payments pursuant to Annex 3 in exchange for delivery of each subset.

3.1.4
A sum of [***] shall be paid by the Licensee to the Licensor upon the completion of the assembling of the first wind turbine (T93x) under the Agreement, which means the non-functional status of the wind turbine following the achievement of all Technology Transfer Documents.

3.1.5
A sum of [***] shall be paid by the Licensee to the Licensor upon the completion of the assembling of the first wind turbine (W93x) under the Agreement, which means the non-functional status of the wind turbine following the achievement of all Technology Transfer Documents.

3.1.6	All costs and expenditures (man day rates) for the support and training for any qualified employees and personnel defined in Annex 7.

3.1.7	[***]

3.2	Royalty Audit

At its own expense, Licensor may, through its internal or external certified public accountants, inspect Licensee's records without prior notice but during reasonable business hours.  The scope of such audit shall be only for the purposes of determining whether the royalty payable under Article 3 has been accurately paid, reported and calculated.  In conducting such audit, Licensor will use all reasonable efforts to minimize any interference with the normal operations of the Licensee.  If any inaccuracies are discovered during such audit, Licensee shall pay the full auditing costs of the Licensor.  Additionally, if any discrepancy is discovered between the number of Licensed Product actually erected and the number of units of Licensed Product erected as reported to the Licensor, Licensee shall pay any unpaid royalties owing thereon within seven (7) banking days of such discovery.

3.3	Payments

3.3.1
All payments defined above shall be due upon achievement of the above milestones and confirmation of receipt of invoices by the Licensor to the Licensee, and shall be made within ten (10) banking days from the date of receipt of the invoice by the Licensee.  A banking day shall be the common working days for banks and financial institutions in Germany.

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3.3.2
It is clarified that the aforesaid License Fee shall be in addition to any fees, costs or expenses that may have to be borne by the Licensee in relation to any of the Licensee's obligations under this Agreement or any Third Party Work, except for costs and expenses relating to the items set forth in Annex 7 relating to expenses for approval, certification and external engineering, which shall be borne by Licensor.

3.4	Set-off

The Licensor hereby agrees that the Licensee shall have the right to adjust and set off, any payment due to the Licensor in accordance with Section 3.1, against any uncontested damages that the Licensor is liable to pay to the Licensee in accordance with the terms of this Agreement.

3.5	Support

3.5.1
All costs and expenses in relation to on-site support required for the development, assembly, erection and commissioning of the Prototype ("prototyping"), certification and transfer of Licensed Know-How prior to the conclusion of the Type B Certificate, are covered within the License Fee and no separate payments shall be required on account of any of the aforesaid by the Licensee to the Licensor.  Provided however, that any and all reasonable out of pocket expenses including cost of travel, boarding & lodging, local conveyance, communication etc. involved in relation to on-site support required for the development, prototyping, certification and transfer of Licensed Know-How prior to the conclusion of the Type B Certificate shall either be directly borne by the Licensee or reimbursed by the Licensee to the Licensor upon production of reasonable supporting invoices and bills in relation to all out of pocket expenses.  It is however clarified that the cost incurred by the Licensor towards Measurement Campaign are included in the Consideration provided herein and no separate amounts other than out-of-pocket expenses incurred by the Licensor shall be payable, irrespective of the date of conclusion of the Measurement Campaign.

3.5.2
The Parties further agree that in relation to all Support & Training provided by the Licensor to the Licensee in accordance with Article 5 hereof, after conclusion of the Type B Certificate, the Licensee shall compensate the Licensor at rates specified in Annex 7 hereto.

3.6	Taxes

3.6.1
The Parties agree that the Licensee shall pay all taxes, duties and other fees levied in connection with the performance and execution of this Agreement by the government and administration in accordance with the tax Laws in effect.  However, the Licensor shall only pay the taxes arising out of the performance of this Agreement and levied on the Licensor.  As applicable, any withholding taxes or like charges which Licensee shall be required to withhold on remittance of any payments to Licensor under the prevailing tax Laws of China shall not be deducted from the amounts to be paid to Licensor.  If Licensee is nonetheless required to withhold such amounts, upon reasonable request from Licensor, Licensee shall furnish Licensor with copies of official receipts for such taxes or other charges and cooperate with Licensor to permit Licensor to recover such amounts withheld.

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3.6.2
All turnover (sales) taxes, indirect taxes, duties and other payments in the nature of indirect taxes and duties which have to be paid outside Germany based on the payments in Article 3 shall be borne – with the exception of the federal income tax, which has to be borne by the Licensor – by the Licensee.

Article 4

Obligations of the Licensor and Licensee

4.1	Obligations of the Licensor

4.1.1
Covenants in respect of the Development Obligations: The Licensor hereby agrees and undertakes that in relation to the Development Obligations and the License, it shall, inter alia, discharge the following obligations:

(a)
The Licensor shall undertake the design and development of the T8x including all wind turbine components and sub-systems, and integrate the sub systems into a wind turbine in accordance with the specifications and performance parameters set forth in Annex 1.

(b)
The Licensor shall obtain all necessary certifications for the designs and technology in relation to the Licensed Product, including all Licensed Know-How, developed in accordance of this Agreement, including Type C, Type B and Type A Certifications, within the time periods specified in Annex 10.

(c)
The Licensor shall supply detailed engineering drawings, technical specifications and all other data and information, and all other Licensed Know-How required for Commercial Production of the Licensed Products, within the time periods specified in Annex 10.

(d)
The Licensor shall provide assistance for the assembly of the Prototype and erection of the Prototype at the Site and undertake the design and development of the T8x in such manner, and facilitate the procurement of Long Lead Critical Items and Major Items, required for such assembly and erection, as to facilitate that the assembly and erection of the Prototype can be achieved within the time periods specified in Annex 10.

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(e)	The Licensor shall undertake commissioning and the Measurement Campaign of the Prototype, within the time periods specified in Annex 10.

(f)	The Licensor shall be responsible for safety and soundness of the Prototype and shall ensure the compliance of the Prototype with the Wind Industry Standards required to obtain a Type B Certification.

(g)
The Licensor shall discharge its Development Obligations in a manner that ensures that the Licensed Products, when manufactured by the Licensee in accordance with Licensed Know-How to the extent available and applicable, shall be in compliance with the Wind Industry Standards.

(h)
The Licensor shall provide support for the 500-hour service interval, the first half-annual service and the first annual service of the Prototype and such other support as may reasonably be required to ensure a stable operation of the Prototype for one year from the date of commissioning of the prototype.

(i)	The Licensor shall identify Third Party Contractors, reasonably acceptable to the Licensee and facilitate the provision of Third Party Work by the Third Party Contractors.

(j)	The Licensor shall provide the necessary support to obtain similar certifications for the Chinese Wind market (compare the certification procedure for the German market).

(k)	The Licensor shall provide the PSSE-model (for the simulation of the electrical attitude of the wind turbine) to the Licensee to reach the grid frequency of 50/60 Hz.

4.1.2	Licensor's Training Obligations

(a)
The Licensor shall under respect of Annex 7 provide necessary training, including any training and operating manuals that may be required for assembly of Licensed Products in the Manufacturing Facility and technical advice directly related to the Licensed Products, as may reasonably required, for erection, commissioning, operation and maintenance of the Manufacturing Facility to ensure that the Manufacturing Facility is capable of Commercial Production of the Licensed Products.

(b)
The Licensor shall under respect of Annex 7 provide necessary training to identified personnel of the Licensee, including any training and operating manuals, through on site training, presentations, class room sessions, video conferencing or any other suitable medium, that may be required for assembly, shop testing, erection & commissioning and operation and maintenance of the Prototype.  At least one of the technical personnel proposed by the Licensee to receive such training shall be German speaking.

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4.1.3	General Obligations

(a)
The Licensor shall in the discharge of its obligations under this Agreement, including any of its Development Obligations, comply with all requirements and obligation set forth in this Agreement, applicable Law and Wind Industry Standards, and shall discharge its obligations and undertake design and development of the T8x, and assist, to the extent set forth in Sub-section 4.1.2(a), in the construction of the Manufacturing Facility in a manner that ensures that the Licensed Products and the Manufacturing Facility are not less than fully fit for the intended purposes of this Agreement.

(b)
The Licensor shall provide adequate manpower and resources to undertake necessary improvements in the Licensed Products in terms of this Agreement, and transfer technology, including Licensed Know-How related to such improvements to the Licensee, in accordance with the terms of this Agreement.

(c)	The Licensor shall at all times, obtain and maintain all applicable permits which are required by Law to discharge its obligations hereunder.

(d)
The Licensor shall request from Licensee all information required for design and development of the T8x and the manufacturing of the Prototype, including any specific requirements for compliance with applicable Law, which the Licensee shall provide.

(e)
In relation to all Intellectual Property Licensed under this Agreement, the Licensor shall seek to obtain and maintain such registrations under Law in relevant jurisdictions as may be commercially reasonable, in its sole discretion.  Subject to this Agreement, the Licensor shall ensure that it has, at all time, good, valid, unencumbered and marketable right and title to the Intellectual Property Licensed under this Agreement.  Further the Licensor shall, as may be reasonably required, maintain all Intellectual Property that is Licensed under this Agreement free from all encumbrances for the Term.  It is agreed that the Licensor may create a charge over Intellectual Property Licensed under this Agreement in favour of a bank as security for financing from such bank; provided that such Intellectual Property is not the majority of the assets given as security to the bank and the right of the Licensee to utilize the Intellectual Property for the Licensed Products under this Agreement shall not be materially adversely impaired.

(f)
The Licensor shall procure that the author of any Intellectual Property Licensed under this Agreement, waives any moral rights, or rights similar to moral rights that the or she may have under Law, in any relevant jurisdiction.

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(g)
The Licensor shall procure, as required, the appropriate proprietary rights, licenses, agreements and permissions for any Intellectual Property not owned by the Licensor, but utilized by Licensor in the design of the Licensed Products or incorporated into the Licensed Know-How.

(h)	The Licensor shall make necessary payments on a timely basis for expenses for approval and certification as detailed in Annex 10.

4.2	Obligations of the Licensee

4.2.1	The Licensee's obligations under this Agreement shall include the following:

(a)	to pay the License Fee to the Licensor in accordance with the requirements of Article 3 hereof;

(b)
to provide to the Licensor in a timely manner, all necessary information for the design and development of the wind turbine including, but not limited to, data relating to climactic and environmental conditions, grid related information and any other relevant information reasonably requested by the Licensor, at the Site;

(c)
to co-ordinate with the Licensor for identification and selection of the suppliers for Long Lead Critical Items and Major Items and to enter into all necessary contracts and to make necessary payments to such suppliers in a timely manner, so as to ensure that the assembly and commissioning of the Prototype is achievable within the time period specified therefore in Annex 10;

(d)
to provide the Site and facilities required for erection of the Prototype and synchronization of the Prototype with the Grid, and undertake all activities relating to co-ordination as may be necessary for meeting the requirements of the German Grid Code;

(e)	to make necessary payments on a timely basis to third parties involved, including for the Third Party Work identified in Annex 7;

(f)	to pay Royalties in a timely manner to the Licensor in accordance with Sub-section 3.1.4;

(g)
to comply with any local regulations and obtain any governmental approvals, if such compliance is necessary for the manufacturing, operating, servicing or selling of the licensed products.  Licensor shall provide all assistance reasonably necessary to obtain such approvals at the expense of Licensee;

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(h)	to be entitled but not obligated to use any of the Licensor's trademarks and any of its own trademarks on the Licensed Products;

(i)	to maintain sufficient capitalization to meet its obligations under this Agreement, specifically including its obligations under Sub-section 7.2.2;

(j)	to keep accounts and records in sufficient detail to enable the royalties and other amounts due hereunder to be determined; and

(k)
to act reasonably and in good faith in all respects regarding the royalties, and not to participate in any scheme, alliance, partnership or other business arrangement or activity that has the effect of evading or reducing the royalties that would otherwise be payable to Licensor, unless specifically permitted under this Agreement.

Article 5

Support and Training

5.1	Obligation to Support

5.1.1
The Licensor shall have an obligation to provide requisite support for manufacturing, erecting, commissioning, operating or servicing of Licensed Products for the Prototype and the first five (in a lot, 'en block') wind turbines.  In the event that the Licensee requires any services in relation to the aforesaid (specifically including those services set out in this Article 5) that are not covered within the scope of services (for clarity: additional support) as are required to be provided by the Licensor in accordance with Section 4.1, the Licensee may by notice in writing request the Licensor to provide such ongoing product support or service.  Upon acceptance by the Licensor, the Licensor shall provide such product support or service to the Licensee within mutually convenient time lines, but as soon as reasonably practicable, and the Licensee shall compensate the Licensor for such services at the rates set forth in Annex 7.

5.1.2
In the event that the Licensee requires further training of any qualified employees or personnel beyond that set forth in Section 4.1, the Licensee may, by notice in writing at least thirty (30) days prior to the training, request the Licensor to provide such training at a facility to be agreed upon by the Parties.  Any request accepted by the Licensor shall be at the rates set forth in Annex 7.

5.1.3
The Licensor shall provide support in relation to certification processes which may be required for the sale of the Licensed Products worldwide and the Licensee shall compensate the Licensor for such services at the rates set forth in Annex 7.  For clarity, the Licensor does not guarantee that any such certification processes will be successfully obtained.

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5.1.4
In accordance with Sub-section 2.4.3, the Licensor shall transfer know-how to identified personnel of the Licensee and provide necessary training to the identified personnel, through on site training, presentations, class room sessions, video conferencing or any other suitable medium, when any additional Licensed Know-How is created or improvements are made to the Licensed Products and the Licensee shall compensate the Licensor for such services at the rates set forth in Annex 7.  At least one of the technical personnel proposed by the Licensee to receive such training shall be German speaking.

Article 6

Representations and Warranties

6.1	Representations and Warranties of the Licensee

6.1.1	The Licensee hereby represents and warrants to the Licensor that, as of the date of this Agreement:

(a)	It is duly organized and validly existing under the laws of British Virgin Islands and has been in continuous existence since incorporation.

(b)	It has full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

(c)	It has taken all necessary corporate and other action under Law and its constitutional documents to authorize the execution, delivery and performance of this Agreement.

(d)	The obligations of the Licensee under this Agreement will be legally valid, binding and enforceable obligations against the Licensee in accordance with the terms hereof.

(e)
The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its constating documents of or any Law or any covenant, agreement, understanding, decree or order to which, it is a party or by which it or any of its properties or assets is bound or affected.

(f)
It has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any legally binding order of any governmental authority which may result in any material adverse effect or impairment of the Licensee's ability to perform its obligations and duties under this Agreement.

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(g)	It is adequately capitalized to meet its obligations under this Agreement, specifically including its obligations under Sub-section 7.2.2.

6.2	Representations and Warranties of the Licensor

6.2.1	The Licensor hereby represents and warrants to the Licensee that on the date of this Agreement and as on the Effective Date:

(a)	It is duly organized and validly existing under the laws of Germany and has been in continuous existence since incorporation.

(b)
It has full power and authority to execute, deliver and perform its obligations under this Agreement and to carry out the transactions contemplated hereby, and in particular has the right to grant the Licenses granted by it hereunder.

(c)	It has taken all necessary corporate and other action under Law and its constitution documents to authorize the execution, delivery and performance of this Agreement.

(d)	The obligations of the Licensor under this Agreement will be legally valid, binding and enforceable obligations against the Licensor in accordance with the terms hereof.

(e)	The Licensor has not entered any commitments for the Licensed Know-How with any third party on terms that conflict with or would prevent Licensor from entering this Agreement.

(f)
The Licensor has not received any written communication or challenge by third parties to the legality, validity, enforceability, use or ownership of the whole or any part of the Licensed Know-How, or any other Intellectual Property Licensed in accordance with terms of this Agreement, except as already set-out in Part B of Annex 11.

(g)
The execution, delivery and performance of this Agreement will not conflict with, result in the breach of, constitute a default under or accelerate performance required by any of the terms of its constating documents of or any Law or any covenant, agreement, understanding, decree or order to which it is party or by which it or any of its properties or assets is bound or affected.

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(h)
There are no actions, suits, proceedings, or investigations pending or, to the best of the Licensor's knowledge, threatened against it at law or in equity before any court or before any other judicial, quasi judicial or other authority, the outcome of which may result in the breach of or constitute a default of the Licensor under this Agreement or which individually or in the aggregate may result in any material adverse effect on its business, properties or assets or its condition, financial or otherwise, or in any impairment of its ability it obligations and duties under this Agreement.

(i)
It has no knowledge of any violation or default with respect to any order, writ, injunction or any decree of any court or any legally binding order of any Governmental Authority which may result in any material adverse effect or impairment of the Licensor's ability to perform its obligations and duties under this Agreement.

(j)
It has complied with all applicable Laws and has not been subject to any fines, penalties, injunctive relief or any other civil or criminal liabilities which in the aggregate have or may have material adverse effect on its financial condition or its ability to perform its obligations and duties under this Agreement.

(k)
The Licensor has received no notice and is not aware of any Licensed Know-How produced by the Licensor, or any other Intellectual Property Licensed in accordance with the terms of this Agreement containing or incorporating any Intellectual Property owned by an entity other than the Licensor; nor is Licensor aware that any such Intellectual Property owned by an entity other than the Licensor has been utilized in the design of the Licensed Products, the creation of the Licensed Know-How or any other Intellectual Property Licensed in accordance with this Agreement, and where any such Intellectual Property has been relied upon, the Licensor is duly authorized to utilize and incorporate such Intellectual Property into the License Products, the Licensed Know-How and any other Licensed Intellectual Property, and grant a right and license to such third party Intellectual Properties to the Licensee.

(l)
No representation or warranty by the Licensor contained herein or in any other document furnished by it to the Licensee, or to any governmental authority in relation to any applicable permits contains any or will contain untrue statement of material fact or omits or will omit to state a material fact necessary to make such representation or warranty not misleading.

(m)
The Licensor acknowledges that its Affiliate W2E Wind to Energy GmbH has granted to Fuhrländer AG (or an Affiliate of Fuhrländer AG) certain licenses and rights to 2.5 MW wind turbine technology forming the basis of the FL2500 series (the "Fuhrländer Technology"), the terms of which it is familiar with.  The Licensor hereby represents and warrants to the Licensee that the License and the Licensed Know-How (i) does not and will not violate the terms and conditions of the licenses granted by W2E Wind to Energy GmbH with respect to the Fuhrländer AG Technology and (ii) are for wind turbine equipment that is substantially different from, and technologically non-competitive with, the Fuhrländer AG Technology.

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6.3	Patents

6.3.1
A list of existing patents and patents that have been applied for and are proposed to be utilized for development of Licensed Products is included as Annex 11.  The Licensor expressly does not warrant the validity of any of the Patents that have been applied for, but has not been notified of any ground for invalidity thereof.

6.3.2
The Licensee agrees that it shall promptly inform the Licensor of any possible infringements of the patents which come to Licensee's notice but the Licensor shall not be compelled to take any action against possible third party infringers.

6.3.3
It is however clarified that the disapproval of a patent shall not, in any manner, impact the obligations of the Licensor with respect to the development of the Licensed Products and the Licensed Know-How as required to be developed in accordance with the terms of this Agreement.

6.4	Disclosures

In the event at any time after the date hereof, any event or circumstance comes to the attention of either Party that renders any of its abovementioned representations or warranties untrue or incorrect, then such Party shall immediately notify the other Party of the same.  Such notification shall not have the effect of remedying any breach of the representation or warranty that has been found to be untrue or incorrect or adversely affect or release any obligation of either Party under this Agreement.

Article 7

Third Party Rights and Indemnities

7.1	Infringement of Third Party Rights

7.1.1
If the Licensee is alleged to infringe third party rights based directly or indirectly on the exploitation of the Licensed Know-How of the Commercial Production of the Licensed products, the Licensee shall forthwith inform the Licensor about any such allegation.

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7.1.2
The Licensor hereby agrees and undertakes that from the Effective Date and during the term and thereafter, it shall indemnify and keep indemnified and otherwise save harmless, the Licensee, its agents and employees, from and against all claims, demands made against and/or loss caused and/or damages suffered and/or cost, charges/expenses incurred or put to and/or penalty levied and/or any claim due to any alleged infringement of any third party rights.  The parties agree that the Licensor shall indemnify Licensee for any costs, expenses (including reasonable attorney fees), judgments and/or other losses with respect to such allegation except if pursuant to a final judgment, upon exhaustion of all legal remedies, the Licensor is cleared of any liability and liability is imposed on Licensee, in which case Licensee shall be responsible for any costs incurred by Licensor to defend itself and Licensee.

7.2	Indemnity

7.2.1
The Licensor hereby agrees and undertakes that from the Effective Date and during the Term and thereafter, it shall indemnify and otherwise save harmless, the Licensee, its agents and employees, from and against all claims, demands, loss caused, damages suffered, costs, incurred or penalty levied and/or any claim arising as a result of any acts, deeds or thing done or omitted to be done by the Licensor or as a result of failure on the part of the Licensor to perform any of this obligations under this Agreement or on account of the Licensor committing a breach of any of the terms and conditions of this Agreement or an account of the failure of the Licensor to perform any of its statutory duty and/or obligations or failure or negligence on the part of the Licensor to comply with any statutory provisions or as a consequence of any notice, show cause notice, action, suit or proceedings, given, initiated, filed or commenced by any third party or government authority or as a result of any failure or negligence or default of the Licensor or its Associates or sub-contractors, as the case may be, in connection with or arising our of this Agreement.

7.2.2
The Licensee hereby agrees and undertakes that from the Effective Date and during the Term and thereafter, it shall indemnify and otherwise save harmless, the Licensor, its agents and employees, from and against all claims, demands, loss caused, damages suffered, costs incurred or penalty levied upon the Licensor and/or any claim arising as a result of any acts, deeds or thing done or omitted to be done by the Licensee or as a result of failure on the part of the Licensor to perform any of its obligations under this Agreement or on account of the Licensee committing a breach of any of the terms and conditions of this Agreement or on account of the failure of the Licensee to perform any of its statutory duty and/or obligations or failure or negligence on the part of the Licensee to comply with any statutory provisions or as a consequence of any notice, show cause notice, action, suit or proceedings, given, initiated, filed or commenced by any third party or government authority or as a result of any failure or negligence or default of the Licensee or its Associates or sub-contractors, as the case may be, in connection with or arising out of this Agreement.

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7.3	Procedure in Case of Third Party Claims

7.3.1
In the event of any demand or claim by any third entity against either Party, which claim or demand would be payable by that party at first instance (the "Payee" in demand), but would sought to be claimed from the other Party (the "Indemnifier") pursuant to Section 7.1 or 7.2, then the Payee shall, without undue delay after becoming aware of the matter, notify the Indemnifier of such matter in writing, describing the potential claim in reasonable detail and, to the extent possible, state the estimated amount of such claim.

7.3.2
Furthermore, the Payee shall make available to the Indemnifier a copy of the third party claim or demand and give the Indemnifier the opportunity to defend the Payee against such claim, employing its own counsel at its sole costs, expense and risk.  The Indemnifier, at its own cost, shall have the right to defend the claim by all appropriate proceedings and shall have the sole right to direct and control such defense.  In particular, without limitation, the Indemnifier may (i) participate in and direct all negotiations and correspondence with the third party; (ii) appoint and instruct counsel acting, if necessary, in the name of the Payee (with all costs and expenses relating to such participation to be borne by the Indemnifier); and (iii) require that the claim be litigated or settled in accordance with the Indemnifier's instructions.  The Indemnifier shall conduct such proceedings in good faith and take into account the interest of the Payee.  As long as the Indemnifier is defending a claim, the Payee shall provide or cause to be provided to the Indemnifier or its representatives any information reasonably requested by it and/or them relating to such claim, and Payee shall otherwise cooperate with the Indemnifier and its representatives in good faith in order to contest effectively such claim.  The Indemnifier shall inform the Payee in writing without undue delay of all developments and events relating to such claim, and the Payee shall be entitled, at its expense, to employ its own counsel and to attend all conferences, meetings and proceedings relating to such claim.

7.3.3
If the Indemnifier does not assume control of a defense or a specific claim, the Payee may assume full control of such defense and such proceedings, at the reasonable cost and expense of the Indemnifier.  If requested by the Payee, the Indemnifier shall cooperate in good faith with the Payee in order to contest effectively such claim.  The Indemnifier shall be entitled, at its expense, to employ its own counsel and to attend all conferences, meetings and proceedings relating to such claim.

7.4	Limits of Liability, Compensation

7.4.1
Notwithstanding anything contained in this Agreement, each party's liability pursuant to this Article 7 and the entirely Agreement, shall be limited and in no event shall it exceed the cumulative License Fee paid to or owing under Article 3 of this Agreement up to the date of liability.

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7.4.2
A Party is obliged to indemnify the other Party only for actual damage which a Party incurs as a result of a breach of this Agreement by the other Party.  Neither Party shall be liable for consequential damages or indirect loss of whatever nature hereunder including, but not limited to, loss of profit or anticipated profit, loss of opportunities or consequential damages unless such damage was caused by the gross negligence or willful misconduct or the breaching party or others for whom that Party is responsible.

7.4.3	Each Party is liable for breaches of contract caused by the actions of its employees, agents, sub-contractors, vendors and/or suppliers.

7.4.4	It is clarified that this Article 7 shall survive the termination of this Agreement.

Article 8

Selection and Development of Suppliers

8.1	Component Suppliers

8.1.1
Within the time period set forth in Annex 10 of this Agreement, the Licensor shall facilitate and support the identification, where possible, of at lest two (2) alternate suppliers for the main components, including the Long Lead Critical Items and the Major Items required for the assembly of the Prototypes and the Commercial Production of the Licensed Products and shall submit the same to the Licensee ("Vendor or Supplier List", Annex 8).  Provided however that for the Prototype purposes the achievement of overall timelines shall be accorded higher priority than the number of suppliers, without compromising the quality requirements.

8.1.2
The Licensee shall have the right to make a final selection of the suppliers in respect of each such component, in its sole discretion, but generally by placing reliance on criteria that may, inter alia, include technology superiority or advancement, cost savings, supply reliability and availability, and optimization of the supply chain.  For abundant caution, it is clarified that the Licensee shall have no obligation to rely on a single supplier in respect of any component and may rely on multiple suppliers for the procurement of each component.

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8.1.3
The Parties agree that the Licensee shall have the right to procure components from any supplier whom the Licensee believes to be qualified, provided however, in the event that the Licensee selects a supplier which has not been recommended by the Licensor in the Vendor List, the Licensor shall not have any liability in relation to any components procured from such suppliers.  In the event that the Licensee proposes to procure components from a supplier not included in the Vendor List and is of the belief that the proposed supplier is of a quality as would merit inclusion in the Vendor List, the Licensee may by notice to the Licensor, request the inclusion of such additional suppliers in the Vendor List.  The Licensor shall as soon as reasonably practicable, consider, acting reasonably, whether the proposed vendor should be included in the Vendor List.  Provided that the costs and expenses incurred by the Licensor for review and validation or such vendor proposed by the Licensee shall be compensated at the rates set forth in Annex 4.  Within thirty (30) days of the receipt of the notice form the Licensee requesting the inclusion of any additional suppliers on the Vendor List, the Licensor shall notify the Licensee, of Licensor's decision in relation to the inclusion of the additional supplier(s) on the Vendor List.  In the event that the Licensor does not communicate its decision to the Licensee within thirty (30) days of the request being made, the Licensee shall have the option of procuring components from such supplier, and the Licensor shall not be relieved of any liability in relation to any components procured from such supplier(s).

Article 9

Licensor Incentives

In addition to the Licensee Fee to be paid by the Licensee to the Licensor, as set out in Article 3 the Licensee shall pay to the Licensor incentives at the rate of one and a half percent (1.5%) of the aggregate Licensee Fee per week or advancement of schedules attributable to the Licensor upon the satisfactory completion of each milestone set forth in Annex 10 by a date prior to the time period specified for that achievement of that milestone in this Agreement.  Such incentives shall be payable in aggregate at the end of the Measurement Campaign.  It is however agreed that the incentive payable to the Licensor shall be capped at a sum equivalent to ten percent (10%) of the License Fee.

Article 10

Force Majeure

10.1	Definition of Force Majeure

10.1.1
The Licensor or the Licensee as the case may be, shall be entitled to suspend or excuse performance of its respective obligations under this Agreement to the extent that the Licensor or the Licensee, as the case may be, is unable to render such performance by an event of Force Majeure (a "Force Majeure").

10.1.2	In this Agreement, "Force Majeure" means any event or circumstance or a combination of event and circumstance, which satisfies all the following conditions:

(a)	materially and adversely affects the performance of an obligation;

(b)	are beyond the reasonable control of the affected Party;

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(c)	such Party could not have prevented or reasonably overcome with the exercise of Good Industry Practice or reasonable skill and care;

(d)	do not result from the negligence or misconduct of such Party or the failure of such Party to perform its obligations hereunder; and

(e)	(or any consequence or which), have an effect described in Sub-section 10.1.1.

10.1.3	"Force Majeure" includes the following events and/or circumstances to the extent that they, or their consequences satisfy the requirements set forth in Sub-sections 10.1.1 and 10.1.2:

(a)
war (whether declared or undeclared), invasion, armed conflict or act of foreign enemy in each case involving or directly affecting a country where the Licensee has operations under this Agreement, or in case of the Licensor, affecting the Licensor's facilities;

(b)
revolution, riot, insurrection or other civil commotion, act of terrorism or sabotage in a country where the Licensee has operations under this Agreement, or in case of the Licensor, affecting the Licensor's facilities;

(c)	strikes, working to rule, go-slows and/or lockouts which are in each case widespread, nationwide or political;

(d)
any effect of the natural elements, including lighting, fire, earthquake, unprecedented rains, tidal wave, flood, storm, cyclone, typhoon or tornado, within China, or in case of the Licensor, affecting the Licensor's facilities;

(e)
explosion (other than a nuclear explosion or an explosion resulting from an act of war) within a country where the Licensee has operations under this Agreement, or in case of the Licensor, affecting the Licensor's facilities;

(f)	epidemic or plague within a country where the Licensee has operations under this Agreement, or in case of the Licensor, affecting the Licensor's facilities; and

(g)	any event or circumstances of a nature analogous to any events set forth in paragraphs (a) to (f) of this Sub-section 10.1.3 within a country where the Licensee has operations under this Agreement.

10.1.4
For abundant caution, it is clarified that the inability of an associate or work contractor of either Party to discharge any obligations that are required for a party to this Agreement to satisfactorily discharge its obligations hereunder (including on account of an event of Force Majeure affecting any such associate or work contractor), shall not be considered an event of Force Majeure under this Agreement.

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10.1.5	Procedure for Force Majeure

(a)
If a part claims relief on account of a Force Majeure event, then the Party claiming to be affected by the Force Majeure event shall, immediately on becoming aware of the Force Majeure event, in any event within thirty (30) days, give notice of, describe in detail and prove: (i) the Force Majeure event(s) that has occurred; (ii) the obligation(s) affected as described in Section 10.1; (iii) the dates of commencement and estimated cessation of such event of Force Majeure and (iv) the manner in which the Force Majeure event(s) affect the Party's obligation(s) under this Agreement.  These documents of description should be provided by a notarized affidavit.  No Party shall be able to suspend or excuse the non-performance of its obligations hereunder unless such Party has given the notice specified above.

(b)
The affected Party shall have the right to suspend the performance of the obligation(s) affected as described in Section 10.1, upon delivery of the notice of the occurrence of a Force Majeure even in accordance with clause 10.1.5(a).  The affected Party, to the extent rendered unable to perform its obligations or part thereof under this Agreement as a consequence of the Force Majeure Event shall be excused from performance of the obligations provided that the excuse from performance shall be or no greater scope and of no longer duration than is reasonably warranted by the Force Majeure Event.

(c)
The time for performance by the affected Party of any obligation or compliance by the affected Party with any time limit affected by Force Majeure, and for the exercise of any right affected thereby, shall be extended by the period during which such Force Majeure continues and by such additional period thereafter as is necessary to enable the affected Party to achieve the level of activity prevailing before the event of Force Majeure.

(d)	Each Party shall bear its own costs, if any, incurred as a consequence of the Force Majeure.

10.1.6
It is clarified that any deferment on account of Force Majeure only applies to the effect caused directly by the Force Majeure and in the are influenced by the Force Majeure for the duration of the Force Majeure.

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10.1.7
The Party claiming to be affected by an event of Force Majeure shall take all reasonable steps to prevent, reduce to a minimum and mitigate the effect of such event of Force Majeure.  The affected Party shall also make efforts to resume performance of its obligations under this Agreement as soon as possible and upon resumption, shall notify the other Party of the same in writing.

10.1.8
If the event of Force Majeure continues for more than one hundred and twenty (120) days, the Parties shall determine the extent of the influence of the Force Majeure upon the performance of obligations under this Agreement, to determine the future course of action.  In particular, the Parties will determine:

(a)	whether the Agreement should be dissolved; or

(b)	whether the Party affected by the Force Majeure should be relieved the obligations that it is prevented form discharging by virtue of the Force Majeure; or

(c)	or whether the Party which is affected by the Force Majeure should be permitted to delay the performance of this Agreement by a duration equivalent to the duration of the Force Majeure.

Article 11

Default

11.1	Licensor Event of Default

Each of the following events or circumstances, to the extent not caused by a default of the Licensee or Force Majeure shall be considered for the purposed of this Agreement as event of default of the Licensor ("Licensor Event Default") which shall provide the Licensee the right to terminate this Agreement in accordance with Article 12:

11.1.1
The Licensor fails to develop the Licensed Products, that adhere to the agreed minimum performance parameters, or does not deliver parts of Licensed Know-How, or fails to meet any other Development Obligations, including those with respect to design, development, certification, prototyping, testing and commissioning of Licensed Products beyond timelines set forth in Annex 5, which substantially hinder the Commercial Production and utilization of Licensed Products.

11.1.2
The Licensor fails to achieve any of the milestones set forth in Annex 10 within the time period specified therein for the achievement of that milestone (except to the extent that such failure is on account of reasons beyond the control of the Licensor), and such breach is not remedied within thirty (30) days of the receipt of written notice from the Licensee specifying the breach and requiring the Licensor to remedy the same.  Provided however, the Licensor shall only be considered to be in default of this Agreement on account of a failure to meet milestones Annex 10 by the time period specified therein, after the maximum amount of liquidated damages has been levied.

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11.1.3	The Licensor fails to upgrade the Licensed Products in accordance with Section 2.4.1 or fails to transfer necessary know-how related to such upgraded Licensed Products.

11.1.4	The Licensor fails to furnish the payment guarantee from a financial institution or insurance company required to be provided in accordance with Sub-section 3.1.2.

11.1.5	The Licensor fails to achieve Type C Certification within the time period specified in Annex 10 or such other time period as may be agreed to by Licensee.

11.1.6	The Licensor fails to achieve Type B Certification within the time period specified in Annex 10 or such other time period as may be agreed to by Licensee.

11.1.7	The Licensor fails to achieve Type A Certification within the time period specified in Annex 10 or such other time period as may be agreed to by Licensee.

11.1.8	The Licensor is ordered to be wound up or otherwise dissolved by a court; files a petition for voluntary winding up or dissolution.

11.1.9
A levy of an execution or restraint on substantially all of the Licensor's assets; or an appointment of a provisional liquidator, administrator, trustee or receiver of the whole or substantially whole of the undertaking of the Licensor by a court of competent jurisdiction or if the Licensor is subject to any other action under local law based on its inability to meets its financial obligations, the solvent party is entitled to immediately terminate this Agreement.

11.1.10	A breach of any representation or warranty by the Licensor which materially adversely affects the ability of the Licensee to perform its obligations under this Agreement.

11.1.11
The Licensor, or any of the partners or shareholders in the Licensor, enters into any scheme or arrangement of merger or in the event of a take over of any such entity or the acquisition or a substantial part of its undertaking.

11.2	Licensee Event of Default

Each of the following event or circumstance, to the extent not caused by a default of the Licensor or Force Majeure shall be considered for the purposes of this Agreement as events of default of the Licensee ("Licensee Even of Default") which shall provide the Licensor the right to terminate this Agreement in accordance with Article 12:

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11.2.1
The Licensee does not make full payment of all amounts due and payable to the Licensor, within thirty (30) days of Licensor delivering a written notice of amount due, provided Licensor has not received a written notice from Licensee, acting reasonably, disputing such amounts prior to the due date and then payment shall be made only on such amounts not in dispute.

11.2.2	The Licensee utilizes the Licensed Know-How contrary to terms of this Agreement.

11.2.3
The Licensee carries out any technical changes to the Licensed Product without Licensor's prior written agreement, except for improvements to the Licensed Product in accordance with this Agreement and the processes necessary for safe and efficient performance, assembly installation and operations & maintenance in terms of the technology Transfer Document provided in Annex 2.

11.2.4
The Licensee is ordered to be wound up or otherwise dissolved by a court; files a petition for voluntary winding up or dissolution; or in the event of a levy of an execution or restraint on substantially all of the Licensee's assets.

11.2.5
Appointment of a provisional liquidator, administrator, trustee or receiver of the whole or substantially whole of the undertaking of the Licensee by a court of component jurisdiction or if the Licensee is subject to any other action under local law based on its inability to meets its financial obligations, the solvent party is entitled to immediately terminate this Agreement.

11.2.6	A breach of any representation or warranty by the Licensee which materially adversely affects the ability of the Licensor to perform its obligations under this Agreement.

11.2.7
The Licensee is in breach of its obligations under this Agreement that has a material adverse impact on the Licensor and is unable to or fails to remedy such breach within thirty (30) days of receipt of written notice describing such breach in sufficient detail to permit an understanding of such breach.

Article 12

Term and Termination

12.1	Effectiveness

12.1.1
This Agreement is effective from the date of signing of this Agreement and shall remain effective perpetually unless terminated in accordance with this Agreement.  If the Term cannot be in perpetuity at Law, this Agreement shall continue for the maximum period of time permitted at Law.  The period commencing from the Effective Date and culminating at the termination of this Agreement in accordance with the terms hereof shall be the "Term" of the Agreement.

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12.2	Termination

12.2.1
Each of the Licensor and the Licensee shall have the right to terminate this Agreement for Event of Default of the other Party, provided however, the Licensee shall not have the right to terminate this Agreement in the event that the Licensor fails to provide operations and maintenance assistance for installed Licensed Products and trouble shooting assistance in relation thereto, in accordance with the requirements of Sub-section 5.1, lit.(b), (ii) hereof.

12.2.2
If either Party believes that there has been an Event of Default of the other Party, that Party shall give written notice fully describing the alleged material breach to the other Party and the receiving Party shall have the sixty (60) days from the date of receipt of such notice in which to cure such breach or deny that there ahs been a substantive breach.  In the event that the alleged breach is not cured, the non-defaulting Party shall have the right to issue a notice of termination and terminate this Agreement.  If the parties hereto are unable to agree as to whether there has been an Event of Default, within thirty (30) days of a denial of a claim of an Event of Default, such disagreement shall be submitted to arbitration in accordance with Article hereof.

12.3	Consequences of Termination

12.3.1
In case of the early termination of this Agreement due to the breach of Licensee, the Licensee is authorized to complete the pending orders for the Licensed Product.  In such an event the Licensee shall, within four (4) weeks after termination of this Agreement, submit a list to Licensor outlining the orders still to be completed.  In the event that the Licensee fails to submit the list before the aforesaid date, the Licensee shall no longer have any right or license to the Licensed Products and shall have the obligation to stop, with immediate effect, any further use of the right and license granted under this Agreement and Licensor may recover any damages from Licensee as a result of any further use thereafter.  The Parties agree that in the event of termination of this Agreement on account of a substantial breach by the Licensee, the Licensor shall be obliged to continue to provide technical support for installation and operations of the Licensed products in terms this Agreement that are already commissioned or for others that are still to be completed for a period of at least 12 months.  This obligation may be waived by the Licensee.

12.3.2
The termination of this Agreement shall not release either Party from its obligations arising prior to the date of termination or deprive a party from the exercise of any rights which have arisen prior to the termination of this Agreement or which survive termination of this Agreement.

12.3.3
Any rights to terminate this Agreement and/or the rights granted hereunder shall be in addition to and not in lieu of all other rights or remedies obtainable at law or in equity or otherwise.  The Parties agree that termination of this Agreement and/or damages provided herein may not be an adequate remedy and the Parties reserve the right to seek specific performance.

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12.3.4
In case of termination of this Agreement, Licensee shall return or, in the case of computer files, destroy all Licensed Know-How including any notes and copies made thereof; and shall confirm to the Licensor in writing that there is no remaining Licensed Know-How with Licensee or with any third parties who may have received such Licensed Know-How from the Licensee.  Provided however, the Licensee shall not be required to return, or destroy, as the case may be, any Licensed Know-How that is required for the operation and maintenance of the Licensed Products already erected by the Licensee and that the Licensee may continue to utilize, without the prior consent of the Licensor any such Licensed Know-How.  Further, it is agreed that the Licensee may in addition to the Licensed Know-How required for the operation and maintenance of the Licensed Products already erected, utilize, with the consent of the Licensor, any other Licensed Know-How.

Article 13

Confidentiality

13.1	Definition

13.1.1
For purposes of this Agreement, "Confidential Information" shall mean all information disclosed by a Party (the "Disclosing Party") to the other Party (the "Receiving Party") which is confidential or proprietary or not generally available to the public, and which is either marked confidential or which is deemed to be confidential under the circumstances under which it is provided or comes to be attention of the Receiving party.  Neither Party shall, unless otherwise agreed (which agreement may be on such general or specific terms as the Parties may determine), disclose to any third party (other than its directors, officers, employees, consultants, lenders, agents to the extent required or incidental to the performance of its obligations) any information which is either marked confidential or which is deemed to be confidential under the circumstances under which it is provided or comes to the attention of the receiving Party unless, and to the extent that, such disclosure:

(a)
is reasonably required for the exercise or performance by either party of its rights or obligations under this Agreement or for the Licensee to exercise the right and license to the Licensed Products; or

(b)	is required pursuant to any relevant statutory or regulatory requirements or duties or any relevant terms of any laws or in the public interest; or

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(c)	relates to information which is already in the public domain, other than as a result of breach of this Article 13 by the Party seeking to make such disclosure;

provided that, in the case of any disclosure in accordance herewith, the Party disclosing such information shall, so far as reasonably practicable, impose on third party receiving such information such obligations as may be appropriate to maintain its confidentiality.

13.1.2
It is however agreed that in general, and except as provided otherwise hereinabove, the Licensed Know-How shall be kept confidential with the exception of any documents and information that are clearly marked with "for public use" by Licensor.

13.1.3	This obligation of confidentiality does not apply to any information which Receiving Party can provide, in writing, that it:

(a)	Prior to the time of disclosure hereunder, is lawfully in the public domain; or

(b)	After disclosure hereunder, enters the public domain, except where such entry is the result of Receiving Party's actions or impermissible inactions; or

(c)	Prior to disclosure hereunder, was already lawfully in the Receiving Party's possession either without limitation on disclosure to others or which subsequently becomes free of such limitation; or

(d)
Is obtained by the Receiving Party from a third party who is lawfully in possession of such information and not subject to a contractual or fiduciary relationship or duty to the Disclosing Party or any of its Affiliates with respect to said information; or

(e)	Is independently developed by the Receiving Party, as evidenced by written documentation.

13.2	Return of Confidential Information

13.2.1
Upon termination of this Agreement or upon earlier request, each Receiving Party shall return to the Disclosing Party all documents, files, or other evidence or copies thereof containing Confidential Information received by such Receiving Party.

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13.3	Survival

13.3.1	The confidentiality obligation set out in this Article 13 shall survive the termination of this Agreement.

13.4	Representation/Licensed Know-How

13.4.1	The Licensee acknowledges by signing this Agreement that, at present, the Know-how included in the Licensed Know-How was not known by Licensee prior to the execution of this Agreement.

Article 14

Assignment and Sub-licensing

14.1	Non-Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed, provided, however, (a) that either Party may assign this Agreement in whole, without the prior consent of the other Party to a successor in ownership of all or substantially all of its business assets to which this Agreement pertains, whether by sale of assets, merger, consolidation or otherwise, and (b) that either Party may assign this Agreement in whole or in part, without the prior consent of the other Party to any one or more of its Affiliates (including, without limitation, an Affiliate formed by the amalgamation of such Party with another person or otherwise) so long as such Affiliate remains an Affiliate of such Party and provided that no such assignment shall relieve the assigning Party of its obligations hereunder nor place the non-assigning Party in a worse financial positions by virtue of such assignment.  The Licensor hereby acknowledges that, Shenyang (Ruixiang) Lucky Wind Power Equipments Co. Ltd. and Liaoning Gaoke Energy Group Company Ltd. are Affiliates of the Licensee and may this Agreement assigned to them in whole or in part in accordance with clause (b) of this subsection.  (For greater certainty, any purported assignment which results in withholding taxes on royalties shall not be effective without the express written consent of the non-assigning Party.)  Any other purported assignments shall void.  This Agreement shall be binding upon any such permitted assignee and, subject to the restrictions on assignments herein set forth, inure to the benefit of the successors and assigns of each of the Parties hereto.

14.2	Joint Ventures of the Licensee

14.2.1
In the event that the Licensee proposes to establish joint venture companies, wherein the Licensee (either directly or through Affiliates) holds less than, equal or more than 50%, interest or to set up similar partnerships with third parties with the Licensee holding less than, equal or more than 50% interest thereof, in each case, for the manufacturing, operating, servicing and selling the Licensed Products, the Licensee shall first obtain the written consent of Licensor, provided however that no such prior consent of the Licensor shall be required in the event that any joint venture company or partnership in which the Licensee (either directly or through Affiliates) holds at least significant more than 50% interest proposes to undertake manufacturing, operating, servicing and selling the Licensed Products.  Provided further, that the Licensee shall have the right to sub-license the manufacturing, operating, servicing and selling of the Licensed Products to its Affiliate so long as such Affiliate remains an Affiliate of such Party and provided that no such assignment shall relieve the assigning Party of its obligations hereunder nor the place the non-assigning Party in a worse financial position by virtue of such assignment.  (For greater certainty, any purported assignment which results in withholding taxes on royalties shall not be effective without the express written consent of the non-assigning Party.)

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14.2.2
It is expressly agreed that neither Party shall unreasonably withhold any consent required to be given pursuant to Section 14.2 and that each Party shall grant all such consents in the event that the matter in relation to which the consent of the Party is required is mandated by law (upon giving sufficient proof).

14.3	Obligations of Licensee's Successors and Assignees

14.3.1
The Licensee's successors, assignees, designees, agents or subcontractors shall be subject to the terms and conditions of this Agreement and it shall be the responsibility of the Licensee to ensure that said successors, assignees, agents or subcontractors are fully informed of their obligations hereunder and set forth below:

(a)
The right of such successor, assignee, designee, agent or subcontractor to use the Licensed Know-How is terminated after the contract between Licensee and such contracting party ceases.  The Licensed Know-How shall remain the property of Licensor;

(b)	Such contracting party must agree to the duty of confidentiality imposed by this Agreement and all other applicable provisions of this Agreement.

Article 15

Dispute Resolution

15.1	Amicable Settlement

15.1.1
Other than for equitable remedies, such as injunction, prior to the initiation of any legal action or proceeding (but only in accordance with and as permitted by this Agreement) to resolve disputes between the Parties, in the event a dispute arises between Licensor and Licensee regarding, arising out of, relating to or in connection with this Agreement, its application, interpretation, breach, termination, validity or invalidity thereof, or other related matter (a "Dispute"), upon the written request of either the Licensor of the Licensee (a "Request"), Parties shall use their best efforts in good faith to settle the Dispute amicably.  If a Dispute is not resolves within sixty (60) days after written notice of a Dispute by one Party to the other Party then the provisions of Section 15.2 shall apply.

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15.2	Arbitration

15.2.1
All Disputes arising under this Agreement, that remain unresolved pursuant to Section 15.1 shall be resolved exclusively and finally by arbitration which shall be conducted in accordance with the D.I.S. ("Deutsche Institution für Schiedsgerichtsbartkeit") Arbitration Rules (as amended on the date of service of process (legal complaint)) and relevant rules and regulations made there under.  The arbitral tribunal shall consist of three arbitrators, one appointed by each of the Parties.  The two arbitrators so appointed shall jointly appoint a third arbitrator.  In the event of the failure by any Party to appoint an arbitrator within thirty (30) days from the date of the receipt of the notice from the other Party and/or failure by the two arbitrators appointed by the Parties to appoint the third arbitrator within a period of thirty (30) days, such arbitrator(s) shall be appointed by the D.I.S.  When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to exercise their other respective rights and fulfill their other respective obligations under this Agreement.  Either Party may.  Also, without waiving any interim or provisional relief that is necessary to protect the rights and property of that Party, pending the arbitrator's determination of merits of such controversy.

15.2.2	The venue of arbitration shall be in Hamburg, Germany.

15.2.3	The language to be used in the arbitration shall be the English language exclusively and any award shall be made in the English language.

15.2.4	It is agreed that any decision or award of the arbitral tribunal shall be final and binding upon the Parties.

15.2.5	Pending final resolution of any Dispute, the Parties shall continue to perform their respective obligations hereunder.

15.2.6	It is expressly stated herein that the provisions of this Article 15 shall survive termination or expiry of this Agreement.

Article 16

Miscellaneous

16.1	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany under explicit exclusion of the CISG.  Subject to Article 15 hereinabove, the courts in Hamburg, Germany, shall have exclusive jurisdiction on matters pertaining to or arising from this Agreement.

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16.2	Amendments

No amendments or waiver of any provision of this Agreement, nor consent to any departure by any of the Parties there from, shall in any event be effective unless the same shall be in writing and signed by the Parties hereto and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

16.3	Agreement to Override Other Agreements; Conflicts

This Agreement supersedes all previous agreements or arrangements between the Parties, including any memoranda of understanding entered into in respect of the contents hereof and represent the entire understanding between the Parties in relation thereto.  This Agreement, including all Schedules and Annexes, together constitute a complete and exclusive understanding of the terms of the Agreement between the Parties on the subject hereof.

16.4	No Waiver; Remedies

No failure on the part of any Party to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other of further exercise thereof or the exercise of any other right, power or privilege.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

16.5	Severance of Terms

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but that shall not invalidate the remaining provisions of this Agreement or affect such provision in any other jurisdiction and no such invalidity, unenforceability or illegality shall prejudice or affect the remaining provision of this Agreement which shall continue in full force and effect and in such event, the Parties shall endeavour in good faith to forthwith agree upon a legally enforceable substitute provision as will most closely correspond to the legal and economic contents of the unenforceable provision.

16.6	Language

All notices, certificates, correspondence or other communications under or in connection with this Agreement, shall be in English.  If this Agreement is written in Chinese and English, the English version shall prevail.  As far as German terms are used in this Agreement their meaning shall precede the respective English wording.

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16.7	Counterparts

This Agreement is made in two (2) original copies, each having the same contents and the Parties have read and thoroughly understand the contents hereof and have hereby affixed their respective signatures and seals before witnesses.  All counterparts shall constitute but one and the same Agreement.

16.8	Survival

Articles 7, 12, 13, 15 and any other provision of this Agreement where the context requires, shall continue to bind the Parties notwithstanding the termination or expiry of this Agreement.

16.9	Costs and Expenses

Each Party shall bear its own costs (and expenses, including without limitation any fees payable to its advisors) in connection with the negotiation, preparation and execution of this Agreement.

16.10	No Agency

The Parties agree that nothing in this Agreement shall be in any manner interpreted to constitute an agency or partnership for and on behalf of any other Party and the relationship between the Parties is as a principal to principal and on an arm's length basis.  Except as otherwise expressly agreed to, nothing contained herein shall confer, on any Party, the authority to incur any obligation or liability on behalf of the other Party or bind the other.

16.11	Progress reviews

The Parties agree that time is partly of essence in this Agreement and accordingly the Parties shall institute a mechanism for periodical review of progress.  The frequency of such progress review shall be determined at the concept development stage as identified in S.No. 3 of Annex 5.  Such progress review may be undertaken in person, through audio/video conferencing or in any other manner deemed appropriate by the Parties.  For Licensed Products erected in the Territory, Licensee shall maintain records showing the quantity of erected Licensed Products.  Licensee and Licensor shall agree on an appropriate reporting period but where they cannot agree, Licensee shall report within thirty (30) days of each calendar quarter end in writing to Licensor on how many Licensed Products have been erected.

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16.12	Notices

All notices, requests, demands or other communication required or permitted to be given under this Agreement and the provisions contained herein shall be written in English and shall be deemed to be duly sent by registered post, postage prepaid or transmitted by facsimile transmission or courier to the other Parties at the address indicated below:

(i)	In the case of the Licensee, to:

A-Power Energy Generation Systems Ltd.

2001B, 0F, Tower 3, China Central Place, Jiangou Road, Chaoyang District, Beijing, P.R. China 100025

Attention: Mr. John Lin (Director)

E mail: john@apowerenergy.com

Facsimile: +86-10-65989853

(ii)	In the case of the Licensor, to:

W2E Technologies GmbH

Strandstr. 96,

18055 Rostock, GERMANY

Attention: Mr. Christoph Klewitz (General Manager)

E mail: cklewitz@wind-to-energy.de

Facsimile: +49 - 381 128 57 110

or at such other address as the Party to whom such notices, requests, demands or other communication is to be given shall have last notified the Party giving the same in the manner provided in this Section, but no such change of address shall be deemed to have been given until it is actually received by the Party sought to be charged with the knowledge of its contents.  Any notice, request, demand or other communication delivered to the Party to whom it is addressed as provided in this Section 16.12 shall be deemed (unless there is evidence that it has been received earlier) to have been given and received, if:

(i)	sent by mail, except air mail, ten (10) Business Days after posting it;

(ii)	sent by air mail, six (6) Business Days after posting it; and

(iii)	sent by facsimile or e-mail, when confirmation of its transmission has been recorded by the sender's facsimile machine or e-mail account.

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(iv)	sent by registered post acknowledgement due or speed post acknowledgement due.

16.13	Third Party Benefit

Nothing herein expressed or implied is intended, nor shall it be construed to confer upon or give to any third party any right, remedy or claim under or by reason of this Agreement or any part hereof.

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IN WITNESS WHEREOF, the Parties have executed this Agreement under the seal as of the Effective Date.

W2E Technologies GmbH Per: Christoph Klewitz (in power of attorney)	A-Power Energy Generation Systems Ltd. Per: John Lin

/s/ Torsten Schütt	/s/ John Lin
Dr. Torsten Schütt, General Manager (W2E Technologies GmbH)	John Lin, Director (A-Power Energy Generation Systems Ltd.)

I have authority to bind the corporation)	I have authority to bind the corporation
Date: 30/12/2009	Date: Dec. 30th, 2009

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Annex 01

Documents of the Companies

1 If in following a Annex is still missing the relevant document will be created/drafted a.s.a.p.

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Annex 1

T8x Description and Performance Details

(Please see attached pdf-document)

General Description

W2E Technologies

T93 FCS

2.05 MW

W2E Technologies GmbH

General Description T93 FCS Revision: 03 Date: 30.08.2009

Impress

Project:	T8x
Document:	Technical Description
Title:	General Description T93 FCS
Document No.:	T0402-G01-TEDE-304-W2T-001-03-E
Language:	English
Status:	Draft
Revision:	03
Classification:	Public
Issue:	Copy (unregistered)
Date:	30.08.2009

W2E Technologies GmbH
Strandstraβe 96
18055 Rostock
Germany
Phone:	+49 381 128571-11
Fax:	+49 381 128571-10
E-Mail:	info@wind-to-energy.de
Internet:	www.wind-to-energy.de

General Description T93 FCS Revision: 03 Date: 30.08.2009

Table of contents

1	Introduction	3
2	Basic data	4
3	Rotor	4
4	Drive train	5
5	Generator	6
6	Converter	6
7	Transformer	7
8	Medium voltage switchgear	7
9	Cooling and filtration	8
10	Braking system	9
11	Hydraulics	9
12	Nacelle	9
13	Yaw system	10
14	Tower and foundation	11
15	Safety system	11
16	Controller	12
17	Grid connection	12
18	Operating control and supervisory system	12
19	Lightning protection	14
20	Power curve	15
21	Calculated annual energy production	17
22	EEG reference production	17
23	Technical Changes	18

General Description T93 FCS Revision: 03 Date: 30.08.2009

1           Introduction

The T93 FCS constitutes a 3-bladed, horizontal axis, upwind and variable-speed wind turbine type with approximately 93.2 m rotor diameter and a nominal power output of 2,050 kW.  It is designed to meet the requirements of IEC 61400-1, wind class IEC 2a.

The energy transformation system is equipped with a permanent magnet generator (PMG) and a full-converter system (FCS) for both 50 Hz and 60 Hz applications.

The behaviour of the wind turbine at the grid is identified according to the Technical Guidelines for Generator Units of the FGW, Part 3: Determining the Electrical Properties of Generator Units at Medium, High and Extra High Voltage and according to IEC 61400-21.  The guideline of the BDEW for connection and operation of customer generation plants on the medium-voltage network Eigenerzeugungsanlagen am Mittelspannungsnetz and other German and international grid codes are fulfilled excellently.  The technical solution of the PMG and the full-converter system is future-proofed.

The T93 FCS also constitutes a machine according to EC Machinery Directive 2006/42/EG.  Therefore, the EC Machinery Directive 2006/42/EG, the Low Voltage Directive 2006/95/EG, the EMC Directive 2004/108/EG as well as the Guideline of German Lloyd, Edition 2003, including addition 2004 were applied for the development and the design process as well as for the documentation of the T93 FCS.  The chapters below provide an overview of the T93 FCS subsystems.

General Description T93 FCS Revision: 03 Date: 30.08.2009

2           Basic data

Basic Data
Rotor	Triple-blade rotor as the upwind assembly
Rotor axis	Tilted horizontally by 5°
Speed control	Electrical pitch system with triple-redundancy
Nominal power	2,050 kW
Cut-in wind speed	3.0 m/s
Nominal wind speed	12.0 m/s
Cut-out wind speed	25 m/s
Design life time	20 years
Nacelle and rotor certified acc. to	IEC 61400-1, class 2a
Operation at ambient temperature of	-20 to +40 °C
Colouring of blades, nacelle and tower	RAL 7035

3           Rotor

The rotor assembly consists of the three rotor blades, the rotor hub, three geared bearings and three-phase drives for adjusting the pitch of the rotor blades.  The rotor blades are made of high-grade fiberglass-reinforced plastic (FRP).  The pitch system, which is accommodated in the hub, is designed with triple-redundancy.  The rotor blades are equipped with a lightning protection system.

Rotor
Rotor diameter	93.2 m
Swept area	6,822 m2
Rated power / Rotor area	293 W/m2
Rotor speed	6.5 to 18.0 rpm
Tilt angle	5°
Coning angle	5°
Total weight	approx. 45 t

Rotor hub
Material	Modular graphite cast EN-GJS-400-18-LT
(GGG 40.3)
Weight	Approx. 11.5 t (machined)

Rotor blades
Material	Fiberglass-reinforced plastic (FRP)
Overall length	45.3 m
Weight per blade	approx. 8.2 t

General Description T93 FCS Revision: 03 Date: 30.08.2009

Pitch system
Motor	Three-phase induction motors, 4-pole
Max. pitch speed	12°/s
Rotor speed control	IGBT-inverter
Backup	Lithium-Ion Battery
Option: Capacitors

4           Drive train

The drive train includes a rigid moment bearing for absorbing the forces and bending moments acting on the rotor.  The moment bearing is directly attached to the front of the machine frame.  Hence, the rotor bending moments and forces are transferred directly into the tower structure without compromising the drive train.  Thus, only the rotor torque is transmitted to the gearbox via a hollow shaft.  The main shaft is connected to the gearbox by means of an annular set of elastomeric elements (silent blocks).  The gearbox is connected to the machine frame via an annular torque support that arranges silent blocks around the entire circumference of the gearbox.  The complete structural-borne noise decoupling of the drive train contributes considerably to the minimization of noise emission.  The connection between the gearbox and the generator is established via a coupling with overload protection.

The gearbox is designed as a two-step planetary gear with one helical gear step.  For both 50 Hz applications and 60 Hz applications the same gearbox ratio is used.

The gearbox is cooled by an oil-water cycle and a water-air cycle with stepped cooling capacity.  The gearbox bearings and gear meshing are continuously supplied with splash oil by a mechanical oil pump via reduction gear.  The pump operates independently of the sense of rotation of the rotor.  An additional electrically powered oil pump is turned on for peak loads.

Rotor bearing
Type	Double-row tapered roller bearing
Dimensions	2,330 mm x 285 min
Lubrication system	Grease lubrication
Weight	approx. 2.1 t

Shaft coupling
Material	Modular graphite cast EN-GJS-400-18-LT
Weight	approx. 2.4 t

General Description T93 FCS Revision: 03 Date: 30.08.2009

Gearbox
Type	Two-stage planetary gear, one spur gear stage
Nominal power	approx. 2.27 MW
Speed ratio for 50 Hz and 60 Hz	1 : 76.7
Lubrication system	Mechanical and switchable electrical oil pump
Oil volume	approx. 430 1
Oil type	VG 320
Oil change	Annual check, change according to demand
Weight incl. oil and attachments	approx. 21.5 t

Generator coupling
Type	Steel disk coupling with overload protection
Weight	approx. ca. 525 kg

5           Generator

A low-voltage, air-cooled, three-phase permanent magnet generator is employed.  Mounted on the generator there is an air-water heat exchanger, which dissipates the waste heat into a cooling-water cycle.  No slip-ring system is needed.  Flanged to the non-drive end of the generator is an incremental encoder for measuring the rotation speed.  The generator is supported by anti-vibration cushioning.

Generator
Type	Permanent magnet generator
Protection class	IP 55
Nominal output	2.140 MW
Nominal voltage	690 V 3~
Frequency	33 to 92 Hz
Speed range	500 to 1,380 rpm
Poles	8
Weight	approx. 10 t
IEC Size	630
Speed sensing	Incremental Encoder with 2048 pulses/rotation
Cooling	Mounted air-water heat exchanger

6           Converter

The converter is designed for low voltage and is placed on the bottom inside of the tower (tubular tower) or inside the compact sub-station (lattice tower).  The full-converter system is arranged between the line and the stator of the permanent synchronous generator.  Both the line-side inverter and the generator-side inverter are equipped with IGBTs as power-electronic actuators.  This technology results in a highly dynamic drive system with superior line characteristics.  Converters for 50 Hz applications as well as for 60 Hz applications arc identical.

General Description T93 FCS Revision: 03 Date: 30.08.2009

Converter
Number of cabinets	2
Dimensions for each cabinet (L x H x W)	3.000 mm x 2,200 mm x 600 mm
Type	4-quadrant IGBT converter
Total rated capacity of each cabinet	1,100 kW
Protection class	IP 54
Nominal voltage (line side)	690 V 3~ ±10%
Frequency (line side)	50 Hz ±2.5 Hz or 60 Hz ±2.5 Hz
Power factor (line side)	0.9 inductive to 0.9 capacitive
Weight	approx. 1.8 t
Cooling	Water
Interfaces	CAN, Ethernet

7           Transformer

The transformer for converting the produced electric power of 690 V into medium voltage is placed inside of the separate compact sub-station.  The transformer is designed as a dual-winding transformer with the vector group Dyn5 or Dyn11 according to the guideline DIN 42523.

Transformer
Type	mineral oil or MIDEL® 7131
Nominal output	approx. 2.2 MVA
Nominal voltage low voltage side	690 V 3~
Nominal voltage high voltage side	20 kV 3~ or other
Vector group	Dyn5 or Dyn11
Nominal short-circuit voltage	approx. 6%
Frequency	50 Hz/60 Hz
Weight	approx. 4.4 t
Fire class according to IEC 61100	K3
Cooling
Standard/Hot Climate Version	ONAN/ONAF

8           Medium voltage switchgear

The medium voltage switchgear is situated inside a compact sub-station too.  The switchgear in its gas-insulated metal capsule is equipped with a vacuum circuit-breaker according to IEC 298 or according to ANSI/IEEE C37 series, a mechanically locked busbar switch-disconnector, outgoing section busbar-earthing switch-disconnector, and protective relay for installation in closed electrical rooms.

General Description T93 FCS Revision: 03 Date: 30.08.2009

Medium voltage unit
Insulation and switch medium	SF6
Nominal voltage	24 kV or other
Nominal current circuit-breaker panel	630 A
Nominal current transformer panel	250 A
Nominal surge current	40 kA
Nominal short-time current	1 s/16 kA
Weight	approx. 400 kg
Dimensions incl. feed in (L x H x W)	700 mm x 1,400 min x 775 mm
Protection relay	Overcurrent protection with DEFT characteristics

9           Cooling and filtration

Gearbox, generator and converter of the T93 FCS each have mutually independent active cooling systems.  The water cooling cycles of the generator, of the converter and of the gearbox are equal in design but three separate units that operate independent of each other.  All systems are designed such that optimal operating temperatures will prevail even when the outside temperatures arc high.  Glycol is added to the cooling water to prevent freezing.

Gearbox cooling and filtration: Heat is dissipated from the gearbox to the oil-water plat heat exchanger via a mechanically and an electrically powered pumping system.  The heated oil is cooled by a water-air heat exchangers over the outer ambient air.  Through a system of pipes in and around the gearbox, the cooled oil reaches components, which are subjected to a higher degree of thermal stress.  With permanent filtration, the filter unit with 50 µm/10 µm ensures that the appropriate degree of oil purity is reached. namely 17/15/12 according to ISO 4406 or better.  The filter is designed for a service life of 12 months.

Cooling the generator:  The heat is dissipated indirectly from the generator to the water cycle via an air-water heat exchanger, which is placed above the generator and rigidly connected to it.  The water that heats up is cooled by ambient air, which flows through a water-air cooler.

Cooling the converter: The converter of the T93 FCS has a water-cooling system for the power electronics.  The water that is heated up in the converter is cooled by ambient air of the tower inside, which flows through a water-air cooler.  Cold cooling water is warmed before switching on the converter.

The generator and gearbox bearings, the transmission oil, the generator windings, the power inverter module, and the cooling media are all automatically temperature-regulated.  The cooling cycles are controlled according to operating mode and operating data, which means that the optimal temperature range is maintained as evenly as possible.

In case of rated wind speed and very high environmental temperatures an output power reduction is automatically executed.  The intention is to stay on line.

General Description T93 FCS Revision: 03 Date: 30.08.2009

10        Braking system

Aerodynamic breaking is accomplished by means of three independently adjustable rotor blades, which can be moved in a range between 0° and 90°.

In addition to this single-blade adjustment, the T93 FCS is equipped with a hydraulic disc brake.  This mechanical brake is supplementary to the rotor-blade braking action, bringing the rotor to a standstill.  The brake acts as an active brake.  Its sole purpose is operator safety to stop the rotor to a standstill when the T93 FCS is in service mode.  Furthermore the brake supports the aerodynamic breaking when the safety system is activated.  The mechanical brake applies a torque equivalent to 0.7 times the nominal torque.

After standstill, the rotor can be locked by means of a mechanical locking arrangement on the drive side and alternative on the last running side of the gearbox.

Aerodynamic brake
Type	Triple independent single-blade adjustment
Design	electric

Mechanical brake
Type	Disc brake
Arrangement	on the high-speed shaft
Disc diameter	940 mm
Number of braking calipers	1
Brake lining material	Sintered metal

11        Hydraulics

The decentralized designed hydraulic system consists of two units.  It is used for the mechanical disc brake of the drive train and for the azimuth brake.

Hydraulic system
Hydraulic oil	DTE 24 (VG32)
Oil tank	approx. 3 1
Nominal output of the hydraulic pumps	0.75 kW
Monitoring	Temperature, oil pressure, pump running time

12        Nacelle

The nacelle consists of a machine frame and the nacelle housing.  The machine frame also functions as the lower portion of the nacelle housing.  Additionally, it is used as a containment area for coolants and lubricants in case of leakages.  The nacelle housing and the dome, which includes the water-air heat exchangers, are made of a steel construction.  Due to the shape of the nacelle housing and the arrangement of the cooler, the ambient air flow is utilized for cooling.

General Description T93 FCS Revision: 03 Date: 30.08.2009

Nacelle
Type of machine frame	Cast iron
Material	GJS-400-22U-LT
Type of cover	Steel construction

13        Yaw system

The wind direction is continuously measured at hub height with two wind direction sensors.  If the admissible deviation is exceeded, the nacelle is actively yawed.  The tolerance range of the so-called yaw error, which represents the deviation between wind direction and nacelle position, depends on wind speed.  Yawing is accomplished by four gearbox motors, which adjust an internally geared stewing ring.  At nacelle standstill, the hydraulic retaining brakes at the slewing ring and the electromagnetically activated brakes of the gearbox motors are locked in place.

The yaw system re-winds the nacelle automatically when the transposition of the cables in the tower has reached a threshold value.

Two wind direction sensors and two anemometers increase the safety and availability of the system.

Azimuth bearings
Type	Rotary joint
Material	42 Cr Mo4
Weight	approx. 2.3 t

Azimuth drive
Motor	Three-phase asynchronous motors with short-circuit rotor
Gearbox	4-step planetary gear
Number of drives	4
Lubrication	Oil, ISO VG 620
Yaw speed	approx. 0.5 °/s

Azimuth brake
Type	hydraulic disc brake
Material of brake linings	organic
Number of brake calipers	4

General Description T93 FCS Revision: 03 Date: 30.08.2009

14        Tower and foundation

The T93 FCS is erected on tubular towers for hub heights of 85 m or 100 m or on a lattice tower.  The climbing ladder with safety equipment and the resting and working platforms are inside the tower.  An elevator system can be installed in the tubular tower as an option.

Corrosion protection of tubular towers is achieved by means of sandblasting and an epoxy resin surface coating according to ISO 12944.

The design of the foundation for the T93 FCS depends on soil conditions at the proposed site.

Tubular tower
Material	S235 JRG2, S355 J2G3
Corrosion protection	Epoxy resin coating
Tower foot mounting	Flange and bolts embedded in concrete of the foundation

Hub height	Tubular tower
	85 m	100 m
Class	IEC 2a, DIBt III	IEC 2a, DIBt III
Number of tower segments	5	6
Weight without built-in components (approx.)	165 t	240 t

15        Safety system

The safety system of the T93 FCS is designed with particular care and meets the strict requirements of the guidelines issued by the certification agency German Lloyd.  Purpose of the safety system is to ensure that the T93 FCS remains in safe operational condition under any circumstances, particularly if the supervisory control, individual components or systems should fail.  The safety system is designed for category 3 according to the European Machine Guideline.

The safety system comprises a safety control device, the overcurrent protection of the circuit breaker, several emergency stop buttons, limit switches for the rotor and the generator speed, a watchdog of the operating control system, limit switches of cable twist, oil pressure and hermetic protection of the medium voltage transformer, a limit switch for the nacelle acceleration (the so-called vibration switch).  Furthermore, at each axle of the pitch system a switch is actuated if the pitch inverter fails, or in case of inadmissible deviation between the mutually independent blade angle transducers, or in case of communication lost to the operating control system, or in case of low charge state of the backup.

Depending on the state of releasing devices the emergency relays are switched off or the circuit breaker is switched off or the azimuth is disabled by the safety system.  The pitch system is activated.  The mechanical brake is activated only in case of emergency stop or in case of overspeed.

General Description T93 FCS Revision: 03 Date: 30.08.2009

16        Controller

The T93 FCS is variable speed controlled by means of converter operation.  An active torque controller in combination with a pitch controller to perform pitch angle regulation operates dependently – in order to achieve maximum power output and minimize loads at the same time.  That is, the torque controller calculates the set torque dependent of the present pitch angle and the present generator speed.  The rotor blades are adjusted with an electrical pitch system.

Thanks to speed control, the utilization of the air inflow is automatically optimized in the below-rated mode, which is at low and moderate wind speeds, regardless of differences in air density.  At and above nominal wind speed, the rotor is set to an optimized rotational speed while the torque of the drive train is held constant.

A sophisticated control system applying active drive train damping for attenuating drive train vibrations is superimposed over the control process, ensuring smooth operation and a minimum of fatigue loading.

17        Grid connection

The T93 FCS allows the operation on a stiff three-phase grid.  The electrical behaviour of the T93 FCS is measured according to the Technical Guidelines for Generator Units of the FGW, Part 3: Determining the Electrical Properties of Generator Units at Medium, High and Extra High Voltage) as well as according to IEC 61400-21.

18        Operating control and supervisory system

The T93 FCS is controlled and supervised by means of a Programmable Logic Controller (PLC) which queries the sensors and systems of the plant, evaluates the data according to proven algorithms and produces the outputs to the actuators and systems in accordance with the established parameters.

Process control is defined by states and transitional conditions (Petri net).  A set of several hundred parameters facilitates the exact fine-tuning and optimization of the system's control.  The administration of status and alarm systems is databank-based.  Thoroughly tested control structures ensure optimal operation of the plant with regard to power output and load minimization at the below-rated and above-rated modes.

The hardware platform for operating and supervisory control is the M1 by Bachman electronic GmbH.  It does not require PC technology and Windows-based systems, works without revolving parts, has been developed for rugged environmental conditions and is well-suited to the harsh operating conditions and rigid requirements in terms of availability of the plant and its data.  The M1 is a platform of modular design.  Apart from the actual controller, modules are available for all typical analogue and digital input and output formats including several bus protocols.  Additional modules can be added for measuring purposes, and their values are recorded without a change in program.

General Description T93 FCS Revision: 03 Date: 30.08.2009

Communication between separate control modules takes place via the so called Fastbus.  Communication between nacelle equipment and hub equipment takes place via slip rings using CAN.

The plant is operated via control panels in the nacelle and at the tower foot.  With PC or laptop, the plant can be comprehensibly remote-operated and observed via telecommunication as well as on the wind farm itself and within the plant by coupling it to the Ethernet.  Trends and energy production data can thus be read and analyzed.

Networking between the individual plants of a wind farm also takes place via the Ethernet.  However, the wind farm network is designed separately, making it independent of the communication lines within an individual plant.  Devices with their own control, such as the converter or the inverters of the pitch system, are also networked through the Ethernet of the wind farm and therefore have remote access.  As a rule, communication between the wind farm network and customer or service computers is established via ISDN connections.  Two EURO-ISDN connections according to the Digital Subscriber System No. 1 (DSS1) and a flatrate are required.  A higher bandwidth for upload and download as well as a DSL flatrate are recommended.

Thanks to Ethernet technology, it is very simple to install other standardized technologies or devices in the T93 FCS.  This includes temporarily used measuring devices or computers, but also web cameras or microphones.

The M1 has SMTP and HTML protocols, which means that an E-mail-based alarm system and web-based visualization are possible.

The M1 has a remanent memory of 128 MB, which is supported via a capacitor in case of power outage.  In case of a long-lasting power outage, the contents of the memory are deposited in a nonvolatile memory.  The memory can store a large volume of status, alarm and trends data.

To synchronize the lights of the aircraft warning light system, modules for receiving the global positioning system (GPS) signal are used.

Control
Type	M1
Ambient temperature	-20° C to 60° C
Communication between field bus modules	Fastbus (near), Fastbus (remote)
Interfaces	RS 232, RS 422/485, Ethernet, USB
Protocols	FTP, SMTP, HTTP
Bus coupling	CAN

General Description T93 FCS Revision: 03 Date: 30.08.2009

19        Lightning protection

In the development of the plant, the greatest attention is paid to lightning protection.  Most reliable protection is achieved for all components.  The overall plant's lightning and surge protection meets the requirements of the Class I Lightning Protection Concept and is based on the following standards: IEC 62305, part 1 - 4 and DIN EN 62305, part 1 - 4 and VDE 0185-305, part 1 - 4 and DIN VDE 0100 Part 534.

The lightning protection system of the wind turbine generator consists of an individual adapted combination of several protection measures, which have been chosen from the following areas:

-	exterior lightning protection according to DIN EN 62305-3 and VDE 0185-305-3 to catch, lead and distribute the lightning current to the earth,

-	potential equalisation measures to minimise potential differences,

-	spatial shielding to minimise the magnetic field in switch gears and therefore to minimize induced voltages and currents,

-	cable routing and cable shielding to minimise induced voltages and currents.

The rotor blades have factory-installed lightning arrestors.  As a standard feature, anemometer and vane are equipped with a grounded lightning arrestor cage.  The nacelle housing is totally made by a metallic construction.

The foundation of the T93 FCS and (if supplied separately) the medium-voltage unit are designed with a ring earth electrode and potential equalization according to DIN 18014.  The ring earth electrodes of the structures arc connected to iron banding buried in the ground.  The tower is connected to the ring earth electrode of the foundation in four places equally distributed around the circumference of the tower.

The wind turbine generator is divided into lightning protection zones.  Therefore local differences regarding to number, kind and sensitivity of electrical and electronic devices can be considered.  For each lightning protection zone protection measures are chosen based on a risk analyse according to DIN EN 62305-2 and VDE 0185-305-2.  Based on this method an optimized protection can be reached with minimal cost.

Surge protection devices with qualified energy absorption capability are used for energy cable, signal cable and data cable.  Surge protection devices are placed on input points of the lightning protection zones inside of each switch gear.

The electric installation is designed along the principles of TN-S-systems according to the guideline DIN VDE 0100.  The advantage is that the neutral line and the earth line are separated in the entire system.  Therefore there is no operation current in the earth line.

General Description T93 FCS Revision: 03 Date: 30.08.2009

The 690 V power line of the T93 FCS is designed as TN-C-S-system.  The star point of the medium voltage transformer with the vector group Dyn5 or Dyn11 is grounded.  An autotransformer with the vector group Yan0 and a voltage ration of 690 V to 400 V supplies small motors, lamps and control units.  The 400 V power line is designed as TN-S-system too.  There is a residual current monitoring.  A single phase transformer with galvanic separation supplies a 230 V power line for the controller and the sensors.

All cable are shielded.  The shields are connected with the potential equalisation system on both ends.  If possible shields are connected to the potential equalisation system by special shield clamps which guarantee a 360° clamp area.  Shields of bus cable and high frequency data cable are connected according to their standards.  Non shielded cables are used in case of the generator, lamps, power outlets and tower cable.  Data cable between nacelle and tower base and between wind turbines of a wind park arc carried out as fibre optic cable.

All shielded cable could be routed side by side without distance.  For a good EMC quality, unshielded power cable does not routed nearby control or data cable.

20        Power curve

The power curve of the T93 FCS is calculated for the following conditions:

Calculation conditions
Simulation program	Flex5
Rotor diameter	93.2 m
Type of rotor blades	LM45.3P / WN453
Nominal rotor speed	15.0 rpm
Air density	1.225 kg/m3
Terrain slope	0°
Turbulence intensity	10%
Wind gradient	0.16
Calculation according to	IEC 61400-12

General Description T93 FCS Revision: 03 Date: 30.08.2009

Hub height wind speed in m/s	Electrical power LM45.3P in kW	Electrical power WN453 in kW
3.5	15.4	18.7
4	60.8	65.2
5	183.1	188.9
6	360.7	369.4
7	600.0	612.2
8	921.1	934.7
9	1325.5	1319.8
10	1735.8	1679.5
11	1993.0	1946.5
12	2044.5	2032.5
13	2050.0	2050.0
14	2050.0	2050.0
15	2050.0	2050.0
16	2050.0	2050.0
17	2050.0	2050.0
18	2050.0	2050.0
19	2050.0	2050.0
20	2050.0	2050.0
21	2050.0	2050.0
22	2050.0	2050.0
23	2050.0	2050.0
24	2050.0	2050.0
25	2050.0	2050.0
25	2050.0	2050.0

General Description T93 FCS Revision: 03 Date: 30.08.2009

21        Calculated annual energy production

The annual energy production has been calculated according to the IEC 61400-12 for standard conditions and applies to a theoretical availability of 100% of the individual plant.  The calculated annual energy production was determined under the calculation conditions according to section 20 and cannot replace a site-specific forecast.

Annual average of hub height wind speed in m/s	Calculated annual energy production LM45.3P in MWh	Calculated annual energy production WN453 in MWh
5.0	3,284	3,305
5.5	4,169	4,180
6.0	5,069	5,069
6.5	5,956	5,946
7.0	6,808	6,789
7.5	7,613	7,587
8.0	8,362	8,329
8.5	9,049	9,012
9.0	9,670	9,630
9.5	10,224	10,181
10.0	10,709	10,665

22        EEG reference production

The reference production according to the Renewable Energy Sources Act (Erneuerbare-Energien-Gesetz; EEG) is calculated based on the following conditions.

EEG reference site
Annual wind speed at 30 m height	5.5 m/s
Air density	1.225 kg/m3
Roughness length	0.1 m
Rayleigh distribution	k=2

Hub height in m	Reference production LM45.3P in MWh	Reference production WN453 in MWh
60.0	26,751	26,720
85.0	29,723	29,660
98.2	30,933	30,860
120.0	32,588	32,495
140.0	33,839	33,735

General Description T93 FCS Revision: 03 Date: 30.08.2009

23        Technical Changes

The technical descriptions and data presented above represent the current project state.  They are subject to refinement and do not represent guarantees or binding obligations.

Product Design and License Agreement
Privileged and Confidential

Annex 2

Technology Transfer Documents

(Documents that Licensee will receive from Licensor)

The documentation presented below could be subject to change, as may be necessitated, with mutual agreement of the Parties, to include any other requirements which may not have been mentioned here, but is required to fulfil the objectives of the Agreement.

§ 1.	Document organization

A Product and Data Structure for each of documents handling shall be transferred.  The T8x is structured into systems, subsystems and components.  The coding of all documents, the file storage system as well as the part list follows a W2E/W2ET coding standard which are based on that T8x structure.  The coding includes information about the project (T8x), component, variant, document character, subject area, author, sequential number, revision and language.

§ 2.	Procurement

W2E shall supply all technical specifications for the procurement of the T8x systems, subsystems and components from new suppliers.  Purchaser technical specifications (PTSP) are applied to specify (complex) systems.  Data sheets (DASH) are applied in case of subsystems or components.

-	Purchaser technical specifications (PTSP):

-	Energy Transformation System

-	Pitch System

-	Main gearbox

-	Data sheets (DASH):

-	Rotor blades

-	Blade bearing

-	Main bearing

-	Rotor hub

-	Main shaft coupling

-	Main frame

-	Yaw System

Product Design and License Agreement
Privileged and Confidential

-	Cabin/Spinner

-	Generator coupling

-	Hydraulic

-	Onboard crane

-	Tower

-	Foundation

-	Coating

-	Parts of Energy Transformation System

-	Generator

-	Inverter

-	Transformer

-	Low Voltage Unit

-	Yaw system

-	Parts of Pitch System

-	Backup

-	Pitch Converter

-	Power Supply AC/DC

-	Configurator to generate a part lists (of variants of the T8x)

-	Vendor (supplier) list of existing vendors supplying T8x systems, subsystems and components

§ 3.	Assembly and Installation

-	All systems, subsystems and components are described by documents which are required for making (or purchase) and assembly. The documentation consists of drawings, circuit diagrams and manuals.

-	Assembling manual (manufacturing facility)

-	Installation manual (wind farm site)

Product Design and License Agreement
Privileged and Confidential

-	Guidelines and specifications as may reasonably required for the manufacturing facility, directly related to the Licensed Products

§ 4.	Commissioning, Operation and Maintenance

-	Commissioning manual

-	Operating manual

-	Maintenance manual

Note:

The assembling manual, installation manual, commissioning manual and maintenance manual describe the processes conceptually, that is, only to a certain degree of detail.  These manuals form the basis for a detailed process planning and the preparation of detailed process (work) instructions for the technicians of the Licensee by the Licensee.  The Licensor cannot know the precise manufacturing setting nor the detailed tooling of the Licensee.  Nor does the Licensee know the specifics of local occupational safety standards to be able to detail the assembling-, installation-, commissioning-, and maintenance process down to the work instruction level.

§ 5.	Marketing

The documentation for the support of the marketing and sales department consists of documents with the required information for developers, government authorities and electrical utilities:

-	General Description

-	Power curve

-	Noise properties

-	Electrical properties (regarding grid interconnection)

-	Lightning protection, EMC, grounding

-	Occupational safety and fire protection

-	Water hazard materials

-	Transport logistics

-	Erection logistics

-	Obstruction lighting

-	Safety data sheets of lubricants and coolants

Product Design and License Agreement
Privileged and Confidential

The above list shall include all the information that may be reasonably required for the English-speaking developer or customer of the T8x.

§ 6.	Other

Support for construction of tools for assembly, erection or test equipment, as reasonably required to achieve the objectives under the Agreement.

Product Design and License Agreement
Privileged and Confidential

Annex 3

Document Delivery Schedule

No.	Documents	Estimated Delivery Date	Payment
1	Product and Data Structure	upon payment on Effective Date	n/a
2	List of existing vendors supplying T8x systems, subsystems and components
3	Purchaser technical specifications (PTSP) or Data sheets (DASH) for Long Lead Critical Items[2]
4	Purchaser technical specifications (PTSP) or Data sheets (DASH) for Major Items[3]
5	Balance of Purchaser technical specifications (PTSP) and Data sheets (DASH)
6	Drawings and Circuit diagrams
7	Assembly manual, Installation manual, Commissioning manual, Operating manual and Maintenance manual
8	Marketing documents[4]	as they become available	n/a
-	-	-	-

2 "Long Lead Critical Items" shall mean the following items: main gearbox, pitch bearings, rotor bearing, yaw bearing and rotor blades.
3 "Major Items" shall mean the following items: the generator, inverter, rotor shaft, machine frame, rotor hub, control cabinets for operational control, yaw and pitch gears and pitch system.
4 Since advertising of the Licensed Products is required and customers may want to start planning wind farms with the T8x/W8x early on, the marketing documentation will be delivered not as a package but as soon as an individual document is finished.

Product Design and License Agreement
Privileged and Confidential

Annexes 4 till 6

(intentionally left be blanked)

Product Design and License Agreement
Privileged and Confidential

Annex 7

Man day rates for intermittent support and training of personnel

A:	For Support personnel

1.	Daily rate of [***] and an hourly rate of [***] per Licensor's member of staff

2.	The above rates shall remain fixed for [***] beyond the start of Commercial Production [***]

3.	Escalation of rates beyond [***] based on mutual agreement

4.	Out of pocket expenses at actual

B:	For Training personnel

1.	Daily rate of [***] and an hourly rate of [***] per trainer of the Licensor

2.	The above rates shall remain fixed for [***] beyond the start of Commercial Production

3.	Escalation of rates beyond the start of Commercial Production based on mutual agreement

4.	Out of pocket expenses at actual

Product Design and License Agreement
Privileged and Confidential

Annex 8

Supplier list

Product Design and License Agreement
Privileged and Confidential

Annex 9

Extract of the demands on Quality Management in Guideline of Germanischer Lloyd (GL)

Product Design and License Agreement
Privileged and Confidential

Annex 10

Key Project Milestones and Responsibility Allocation

S. No.	Milestones	From	To	who
1	Signing of Agreement
2	Concept and time schedule
3	Concept Review and Final T8x Design Feature List
4	Specification of "Long Lead Critical Items"
5	Placement of order for "Long Lead Critical Items”
6	Placement of orders for "Major Items"
7	Procurement of Components
8	Development phase
9	Design Review
10	In-shop assembly of Prototype nacelle
11	Laboratory Acceptance Review
12	Prototype Site specifications and technical approval (by German accredited agency)
13	Site planning, Site permissions, Site development
14	Erection of Prototype
15	On-Site Commissioning and test of Prototype
16	Certification Process
Certification Type C (Low Level Design)
Certification Type B
Certification Type A
17	Measurement Campaign
18	Start of Commercial Production

Notes:

-
For the "Long Lead Critical Items" in S. No. 6, the ... placement of orders to the concerned vendor is for die Prototype and booking of the production capacity of the vendor for serial production, while the detailed designs and exact specification shall be made available to the vendor at an appropriate stage.

-
It is explicitly noted that the Measurement Campaign S. No. 18 is heavily depended on the weather.  Missing wind regimes (mostly higher to strong winds) can delay a complete data collection.  Hence the Parties acknowledge the need for completing the commissioning of the prototype for the measurement campaign within the agreed timelines.

Product Design and License Agreement
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Annex 11

List of Patents used for Design and Development of the W8x/T8x

Part A – Licensor's patents

No.	Patent-Number	German Title
1	DE202004003521U1	Innenbegehbare Rotornabe
2	EP000001764664A2	Sicherheitseinrichtung für eine Windenergieanlage
3	EP000001748183A2	Elektrische Einrichtung zur Vestellung von Rotorblättern einer Windenergieanlage
4	EP000001508692B1	Windenergiekonverter mit einer einen Innenraum aufweisenden Rotornabe

No.	Patent-Number	English Translation
1	DE202004003521U1	Internally accessible rotor hub for wind power plant
2	EP000001764664A2	Safety device for a wind energy plant
3	EP000001748183A2	Electrical device for wind turbine rotor blade adjustment
4	EP000001508692B1	Wind energy converter with a hub having an internal compartment

Part B – third party patents with some relevance

No.	Patent Number	Title (short description)	Counterparts
1	US5083039	Variable speed wind turbine (covers power factor control using the grid connected power converter in a singly fed, full conversion drive system; expires in February 2011)	CA2100672C

Notes:

[***]

Product Design and License Agreement
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Annex 12

Scope of Services for Third Party

To be paid by Licensee:

1.	Commissioning and annual services in regard to the Condition Monitoring Systems

2.	Measurement Campaign via an accredited company, as per prescribed methodology by the appropriate industry standards

-	Noise emission

-	Power Curve

-	Electrical properties

-	Basis behaviour and measurement of mechanical loads

3.	Proof of functionality for grid operation with grid failures

4.	Development and moulds from supplier side

-	iron cast parts like i.e. hub, brake disk, rotor-coupling

-	Mould for Reinforced Plastic Parts i.e. nacelle cover, spinner for hub

5.	Equipment for test rigs, i.e. test of drive train after assembling

To be paid by Licensor:

1.	Certification agency in Germany

2.	External engineering

Product Design and License Agreement
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Annex 13

Specimen Invoice

Product Design and License Agreement
Privileged and Confidential

Annex 14

List of "Additional Licensed Know-How"

Product Design and License Agreement
Privileged and Confidential

Annex a

Agreement for Product Design & Development and Licensing of Wind Turbine Technology of W93x (W8x) "